EXHIBIT 99.1

EPE HOLDINGS, LLC

Restated Consolidated Balance Sheet at December 31, 2006

and Report of Independent Registered Public Accounting Firm

EPE HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of EPE Holdings, LLC

Houston, Texas

We have audited the accompanying consolidated balance sheet of EPE Holdings, LLC (the “Company”) at December 31, 2006. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2007 (September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 19.)

EPE HOLDINGS, LLC

CONSOLIDATED BALANCE SHEET*

AT DECEMBER 31, 2006

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$ 23,290
Restricted cash	23,667
Accounts and notes receivable – trade, net of allowance for
doubtful accounts of $23,506	2,202,507
Accounts receivable – related parties	2,008
Inventories	489,007
Prepaid and other current assets	162,758
Total current assets	2,903,237
Property, plant and equipment, net	12,112,973
Investments in and advances to unconsolidated affiliates	784,756
Intangible assets, net of accumulated amortization of $420,800	1,938,953
Goodwill	806,971
Deferred tax asset	1,855
Other assets	151,146
Total assets	$ 18,699,891
LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable – trade	$ 300,947
Accounts payable – related parties	18,608
Accrued gas payables	1,377,420
Accrued interest	126,904
Other accrued expenses	870,769
Other current liabilities	270,333
Total current liabilities	2,964,981
Long-term debt (see Note 13)	7,053,877
Deferred tax liabilities	14,375
Other long-term liabilities	107,615
Minority interest	8,537,486
Commitments and contingencies
Member’s equity	21,557
Total liabilities and member’s equity	$ 18,699,891

*Restated as described in Note 1.

See Notes to Consolidated Balance Sheet

EPE HOLDINGS, LLC

NOTES TO CONSOLIDATED BALANCE SHEET

Note 1. Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P. The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P. At December 31, 2006, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries. Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings. References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered limited partnership interests (“the Units”) of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol (“EPD”). References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. Duncan Energy Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “DEP.” References to “DEPGP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. TEPPCO is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“ETEGP”). See Note 19 regarding Enterprise GP Holdings’ acquisition of ownership interests in these entities on May 7, 2007.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO. Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO are affiliates under common control of Mr. Duncan.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings. EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business. EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings. See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Enterprise GP Holdings acquired 4,400,000 common units of TEPPCO and 100% of the membership interests in TEPPCO GP (including associated TEPPCO incentive distribution rights (“IDRs”)) in May 2007 from private company affiliates of EPCO (i.e., DFI and DFIGP) under common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.

Since Enterprise GP Holdings, DFI and DFIGP are under the common control of Mr. Duncan, Enterprise GP Holdings’ acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, our consolidated balance sheet and related notes as of December 31, 2006, have been restated to include the consolidated financial information of TEPPCO GP and subsidiaries, which includes TEPPCO. The inclusion of such predecessor financial information assumes that the historical ownership interests in TEPPCO and TEPPCO GP held by DFI and DFIGP were owned by Enterprise GP Holdings since February 2005.

Revised Business Segments. We have revised our business segment disclosures to reflect Enterprise GP Holdings’ new equity investments and sources of cash flows. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by the chief executive officer of EPE Holdings, who is Enterprise GP Holdings’ chief operating decision maker. We present two reportable segments within these financial statements and notes: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO.

Our Investment in Enterprise Products Partners segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with Enterprise GP Holdings since February 2005.

See Note 19 regarding the Enterprise GP Holdings’ acquisition of ownership interests in Energy Transfer Equity and ETEGP on May 7, 2007. We will account for our investment in Energy Transfer Equity using the equity method of accounting. Beginning with the second quarter of 2007, we will add a third business segment, Investment in Energy Transfer Equity.

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 2. Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts. Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research, and (iii) the levels of credit we grant to customers. In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses. Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.

The following table presents the activity of our allowance for doubtful accounts for the year ended December 31, 2006:

Balance at beginning of period	$ 37,579
Charges to expense	550
Deductions and other	(14,623)
Balance at end of period	$ 23,506

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investments) in inventory or similar accounts.

If our ownership interest in an entity does not provide us with either control or significant influence, we account for the investment using the cost method.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our consolidated balance sheet, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.

Deferred Revenues

We recognize revenues when earned. Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.

Employee Benefit Plans

Statement of Financial Accounting Standards (“SFAS”) 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” requires businesses to record the over-funded or under-funded status of defined benefit pension and other postretirement plans as an asset or liability at a measurement date and to recognize annual changes in the funded status of each plan through other comprehensive income.  At December 31, 2006, we adopted the provisions of SFAS 158.

Our consolidated results reflect immaterial amounts related to active and terminated employee benefit plans. See Note 6 for additional information regarding our current employee benefit plans.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

Environmental costs and related accruals were not significant prior to the GulfTerra Merger.  As a result of the merger, we assumed an environmental liability for remediation costs associated with mercury gas meters.  The balance of this environmental liability was $20.3 million at December 31, 2006.  At December 31, 2006, total reserves for environmental liabilities, including those related to the mercury gas meters, were $26.0 million.  At December 31, 2006, $8.0 million of this liability is classified as current.

The following table presents the activity of our environmental reserves for the year ended December 31, 2006:

Balance at beginning of period	$ 24,537
Charges to expense	2,992
Acquisition-related additions and other	8,811
Deductions and other	(10,360)
Balance at end of period	$ 25,980

Estimates

Preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Exchange Contracts

Exchanges are contractual agreements for the movements of NGLs and certain petrochemical products between parties to satisfy timing and logistical needs of the parties. Net exchange volumes borrowed from us under such agreements are valued and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued and accrued as a liability in accrued gas payables.

Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash. When payment or receipt of monetary consideration is required for product differentials and service costs, such items are recognized in our consolidated financial statements on a net basis.

Financial Instruments

We use financial instruments such as swaps, forward and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions. We recognize these transactions on our balance sheet as assets and liabilities based on the instrument’s fair value. Fair value is generally defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale.

Changes in fair value of financial instrument contracts are recognized currently in earnings unless specific hedge accounting criteria are met. If the financial instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item. If the financial instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (“AOCI”). Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the underlying asset. A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.

To qualify as a hedge, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, “Accounting for

Derivative Instruments and Hedging Activities” (as amended and interpreted). We formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis. Any hedge ineffectiveness is immediately recognized in earnings. See Note 7 for additional information regarding our financial instruments.

Foreign Currency Translation

Enterprise Products Partners owns an NGL marketing business located in Canada. The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method. Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period. Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of accumulated other comprehensive income in the accompanying Consolidated Balance Sheet. Our net cash flows from this Canadian subsidiary may be adversely affected by changes in foreign currency exchange rates. We attempt to hedge this currency risk (see Note 7).

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present. If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value. If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to goodwill for the period presented. See Note 12 for additional information regarding our goodwill.

Impairment Testing for Intangible Assets with Indefinite Lives

Intangible assets with indefinite lives are subject to periodic testing for recoverability in a manner similar to goodwill. We test the carrying value of indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less than its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.

Our estimate of the fair value of this asset is based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the expected increase in TEPPCO’s cash distribution rate over a discreet forecast period; and (iii) the long-term growth rate of TEPPCO’s cash distributions beyond the discreet forecast period. The financial models we use to estimate the fair value of the IDRs are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.

We did not record any intangible asset impairment charges during the year ended December 31, 2006.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline. Examples of such events or changes in circumstances include continuing operating losses of the entity and/or long-term negative changes in the entity’s industry. In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.

During 2006, we evaluated our investment in Neptune Pipeline Company, L.L.C. (“Neptune”) for impairment. As a result of this evaluation, we recorded a $7.4 million non-cash impairment charge for the year ended December 31, 2006.

Income Taxes

Provision for income taxes is primarily applicable to our state tax obligations under the Texas State Margin Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie Pipeline Company (“Dixie”), both of which are consolidated subsidiaries of ours. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In May 2006, the State of Texas enacted a new business tax (the “Texas Margin Tax”) that replaced its franchise tax.  In general, legal entities that conduct business in Texas are subject to the Texas Margin Tax.  Limited partnerships, limited liability companies, corporations and limited liability partnerships are examples of the types of entities that are subject to the Texas Margin Tax.  As a result of the change in tax law, our tax status in the State of Texas will change from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes. As a result, our member is individually responsible for paying federal income taxes on its share of our taxable income.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position. See Note 16 for additional information regarding our income taxes.

Inventories

Inventories primarily consist of NGLs, petroleum products, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market. We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements. As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses. Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred. See Note 8 for additional information regarding our inventories.

Minority Interest

As presented in our Consolidated Balance Sheet, minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership in such amounts presented as minority interest.

The following table presents the components of minority interest as presented on our Consolidated Balance Sheet at December 31, 2006:

Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	$ 328,331
Related party owners of Enterprise GP Holdings (2)	1,090,336
Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	5,219,349
Related party owners of Enterprise Products Partners (2)	395,591
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,384,557
Related party owners of TEPPCO (2)	(9,808)
Joint venture partners (3)	129,130
Total minority interest on consolidated balance sheet	$ 8,537,486

(1)    Consists of non-affiliate public unitholders of Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

(2)    Consists of unitholders of Enterprise GP Holdings, Enterprise Products Partners and TEPPCO that are related party affiliates of EPE Holdings. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)    Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company LLC (“Wilprise”) and Belle Rose NGL Pipeline L.L.C. (“Belle Rose”).

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. We have various fee-based agreements with customers to transport their natural gas through our pipelines. Our customers retain ownership of their natural gas shipped through our pipelines. As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices. As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements. Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.

At December 31, 2006, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $103.8 million, and are reflected as a component of “Accounts and notes receivable – trade” on our Consolidated Balance Sheet. At December 31, 2006, our imbalance payables were $56.9 million, and are reflected as a component of “Accrued gas payables” on our Consolidated Balance Sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. For financial statement purposes, depreciation is recorded based on the estimated useful lives of the related assets primarily using the straight-line method. Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes. See Note 9 for additional information regarding our property, plant and equipment.

Certain of our plant operations entail periodic planned outages for major maintenance activities. These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items. We use the expense-as-incurred method for our planned major maintenance activities.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. To the extent we do not settle an ARO liability at our recorded amounts, we will incur a gain or loss.

Restricted Cash

Restricted cash represents amounts held by (i) a brokerage firm in connection with our commodity financial instruments portfolio and physical natural gas purchases made on the New York Mercantile Exchange (“NYMEX”) exchange and (ii) us for the future settlement of current liabilities we assumed in connection with our acquisition of a Canadian affiliate in October 2006.

Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.” Prior to January 1, 2006, our unit-based awards were accounted for using the intrinsic value method described in Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.”

SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award is amortized to earnings on a straight-line basis over the requisite service or vesting period for equity-classified awards. Compensation for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability awards will be cash settled upon vesting.

Note 3. Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future financial statements.

SFAS 155

SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and resolves issues addressed in Statement 133 Implementation Issue D1, “Application of Statement 133 to Beneficial Interests to Securitized Financial Assets.” A hybrid financial instrument is one that embodies both an embedded derivative and a host contract. For certain hybrid financial instruments, SFAS 133 requires an embedded derivative instrument be separated from the host contract and accounted for as a separate derivative instrument. SFAS 155 amends SFAS 133 to provide a fair value measurement alternative for certain hybrid financial instruments that contain an embedded derivative that would otherwise be recognized as a derivative separately from the host contract. For hybrid financial instruments within its scope, SFAS 155 allows the holder of the instrument to make a one-time, irrevocable election to initially and subsequently measure the instrument in its entirety at fair value instead of separately accounting for the embedded derivative and host contract. This guidance was effective January 1, 2007, and our adoption of this guidance had no impact on our financial position.

SFAS 157

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe that SFAS 157 will have a material impact on our financial position since we already apply its basic concepts in measuring fair values used to record various transactions such as business combinations and asset acquisitions.

SFAS 159

SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115,” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial position.

FIN No. 48

In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with a more than a 50% chance of being realized upon settlement. We did not recognize any such amounts at December 31, 2006. This guidance is effective January 1, 2007, and our adoption of this guidance is not anticipated to have a material impact on our financial position.

Note 4. Business Segments

With respect to the period covered by this balance sheet, the Company has two reportable business segments: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO. Our investing activities are organized into business segments that reflect how the chief executive officer of EPE Holdings (i.e. Enterprise GP Holdings’ chief operating decision maker) routinely manages and reviews the financial performance of these investments. Each of the respective general partners has separate operating management and boards of directors, with each board having three independent directors.

Our Investment in Enterprise Products Partners business segment reflects the consolidated financial position of Enterprise Products and its general partner, EPGP. Our Investment in TEPPCO reflects the consolidated financial position of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical financial position of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of these interests in May 2007. TEPPCO and Enterprise Products Partners are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas pipeline located in southwest Wyoming (the “Jonah system”). Within their respective balance sheets, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting. As a result of common control, we classify the net assets of Jonah within our Investment in TEPPCO segment. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated balance sheets of EPGP and TEPPCO GP, respectively.

The following table presents selected business segment information at December 31, 2006.

	Investment
	in
	Enterprise	Investment	Adjustments
	Products	in	and	Consolidated
	Partners	TEPPCO	Eliminations	Totals
Segment assets:
At December 31, 2006	$ 13,867,693	$ 4,870,662	$ (38,464)	$ 18,699,891
Investments in and advances
to unconsolidated affiliates (see Note 10):
At December 31, 2006	444,189	340,567	--	784,756
Intangible Assets (see Note 12):
At December 31, 2006	1,003,954	952,650	(17,651)	1,938,953
Goodwill (see Note 12):
At December 31, 2006	590,541	216,430	--	806,971

The following information provides an overview of the underlying businesses of Enterprise Products Partners and TEPPCO.

Enterprise Products Partners

Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.

Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.

The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners and its consolidated subsidiaries, including Duncan Energy Partners. The commercial management of EPGP does not overlap with that of TEPPCO.

Enterprise Products Partners operates in four primary business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.

The NGL Pipelines & Services business line consists of (i) 23 natural gas processing plants located in Texas, Louisiana, Mississippi, New Mexico and Wyoming; (ii) 13,295 miles of NGL pipelines; (iii) 162.1 million barrels of underground NGL and related product storage working capacity; (iv) two import/export facilities; and (v) six NGL fractionation facilities located in Texas and Louisiana. Enterprise Products Partners’ most significant NGL pipeline is the 7,378-mile Mid-America Pipeline System. The Mid-America Pipeline System connects at the Hobbs hub with the 1,326-mile Seminole Pipeline, which is 90% owned by Enterprise Products Partners. Enterprise Products Partners also owns a 74.2% interest in the 1,370-mile Dixie Pipeline, which is a regulated propane pipeline extending from southeast Texas and Louisiana to markets in the southeastern United States. Enterprise Product Partners’ most significant NGL and related product storage facility is located in Mont Belvieu, Texas, which is a key hub of the domestic and international NGL industry. This facility consists of 33 underground caverns with an aggregate storage capacity of approximately 100 MMBbls, a brine system with approximately 20 MMBbls of above-ground storage pit capacity and two brine production wells. Enterprise Products Partners’ most significant NGL fractionation facility is located in Mont Belvieu, Texas and has a total plant fractionation capacity of 230 MBPD (178 MBPD net to Enterprise Products Partners’ interest).

The Onshore Natural Gas Pipelines & Services business line includes (i) 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming and (ii) underground natural gas storage caverns located in Mississippi, Louisiana and Texas. Enterprise Products Partners’ most significant onshore natural gas pipeline systems are its 8,140-mile Texas Intrastate System and 6,065-mile San Juan Gathering System. Enterprise Products Partners owns two underground natural gas storage caverns located in southern Mississippi that are capable of delivering in excess of 1.4 Bcf/d of natural gas (on a combined basis) into five interstate pipelines. Enterprise Products Partners also leases underground natural gas storage caverns in Texas and Louisiana. The total gross capacity of Enterprise Products Partners’ owned and leased natural gas storage facilities is 25.3 Bcf of gas.

The Offshore Pipelines & Services business line consists of (i) 1,586 miles of offshore natural gas pipelines, (ii) 863 miles of offshore crude oil pipeline systems and (iii) six offshore hub platforms with crude oil or natural gas processing capabilities. Enterprise Products Partners’ most significant offshore natural gas pipeline systems are its 164-mile Viosca Knoll Gathering System and 134-mile Independence Trail pipeline. The Independence Trail pipeline went into service in July 2007 in conjunction with start-up of the Independence Hub platform. Enterprise Products Partners’ most significant offshore crude oil pipeline systems are its 373-mile Cameron Highway Oil Pipeline, 322-mile Poseidon Oil Pipeline System and 67-mile Constitution Oil Pipeline. Enterprise Products Partners’ most significant offshore platform is the Independence Hub located in Mississippi Canyon Block 920. This deepwater platform processes natural gas gathered from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico. Mechanical completion of the platform was achieved in May 2007 and the platform received first production in July 2007.

The Petrochemical Services’ business line includes four propylene fractionation facilities, an isomerization complex, an octane additive production facility and 679 miles of petrochemical pipelines. Enterprise Products Partners’ propylene fractionation facilities include (i) three polymer-grade fractionation facilities located in Mont Belvieu, Texas having a combined plant capacity of 72 MBPD (58 MBPD net to

Enterprise Products Partners’ interest) and (ii) a chemical-grade fractionation plant located in Louisiana with a total plant capacity of 23 MPBD (7 MBPD net to Enterprise Products Partners’ interest). These operations also include 609 miles of propylene pipeline systems, an export terminal facility located on the Houston Ship Channel and a petrochemical marketing group.

Enterprise Products Partners’ isomerization business includes three butamer reactor units and eight associated deisobutanizer units located in Mont Belvieu, Texas, which comprise the largest commercial isomerization complex in the United States. This complex has a production capacity of 116 MBPD. This business also includes a 70-mile pipeline system used to transport high-purity isobutane from Mont Belvieu, Texas to Port Neches, Texas. Enterprise Products Partners also owns and operates an octane additive production facility located in Mont Belvieu, Texas designed to produce 12 MBPD of isooctane, which is an additive used in reformulated motor gasoline blends to increase octane, and isobutylene.

TEPPCO

TEPPCO is a publicly-traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. TEPPCO operates in three primary business lines: (i) Downstream, (ii) Upstream and (iii) Midstream.

The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners.

The Downstream business line consists of interstate transportation, storage and terminalling of refined products and LPGs; intrastate transportation of petrochemicals; distribution and marketing operations including terminalling services and other ancillary services. TEPPCO’s primary refined products and LPG assets include an approximately 4,700-mile pipeline system (together with receiving, storage and terminalling facilities) extending from southeast Texas through the central and Midwestern United States to the northeastern United States. This pipeline network includes 35 storage facilities with an aggregate storage capacity of 21 million barrels of refined products and six million barrels of LPGs, including storage capacity leased to outside parties. The system’s 62 delivery locations (20 of which are owned by TEPPCO) include facilities that provide customers with access to truck racks, railcars and marine vessels. TEPPCO’s assets include three approximately 70-mile pipelines that extend from Mont Belvieu, Texas to Port Arthur, Texas, which serve the petrochemicals industry. Additionally, TEPPCO has a 50% ownership interest in the 794-mile Centennial pipeline, which receives and delivers products from connecting TEPPCO pipeline segments.

The Upstream business line gathers, transports, markets and stores crude oil and distributes lubrication oils and specialty chemicals utilizing approximately 4,300 miles of pipelines; 13 MMBbls of storage capacity; and terminals in Cushing, Oklahoma, and Midland, Texas. TEPPCO provides services through a combination of gathering systems, common carrier pipelines, equity-owned pipelines, trucking operations and third party pipelines, across the mid-continent, West Texas, Gulf Cost and Rocky Mountain regions. TEPPCO’s major crude oil pipelines include the 1,690-mile Red River System, 1,150-mile South Texas System and 500-mile Seaway pipeline. The Red River System extends from North Texas to South Oklahoma and includes 1.5 MMBbls of storage. The South Texas System extends from South Central Texas to Houston, Texas and includes 1.1 MMBbls of storage. TEPPCO owns 50% of the Seaway pipeline, which extends from the Texas Gulf Coast to Cushing, Oklahoma and includes 6.8 MMBbls of storage.

The Midstream business line provides services to the midstream energy industry, including natural gas gathering and transportation and fractionation of NGLs. TEPPCO and Enterprise Products Partners entered into a joint venture involving Jonah in August 2006. The Jonah system is comprised of more than 640 miles of natural gas gathering pipelines, serving approximately 1,130 producing wells in the Greater Green River Basin of southwest Wyoming. TEPPCO is also active in the San Juan Basin in northern New Mexico and southern Colorado through its Val Verde gathering system. Val Verde consists of more than 400 miles of pipelines and a large amine treating facility to remove carbon dioxide. TEPPCO also provides transportation and fractionation services for NGLs, through approximately 1,400 miles of NGL pipelines in Texas and New Mexico and two fractionation facilities in northeast Colorado.

TEPPCO and Enterprise Products Partners account for their respective ownership interests in the Jonah joint venture using the equity method of accounting. When we consolidate the balance sheets of TEPPCO and Enterprise Products Partners in preparing our consolidated balance sheet, we eliminate the investment in and advances to Jonah amounts recognized by TEPPCO and Enterprise Products Partners and consolidate the full balance sheet of Jonah as a component of our Investment in TEPPCO segment. Jonah was a consolidated subsidiary of TEPPCO prior to August 2006. The following table presents selected balance sheet data for Jonah as reflected in our Investment in TEPPCO totals at December 31, 2006:

Segment assets	$ 834,554
Intangible assets	160,313
Goodwill	2,775

Note 5. Accounting for Unit-Based Awards

EPGP Unit Appreciation Rights

The non-employee directors of EPGP have been granted unit appreciation rights (“UARs”) in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners. The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ Units (determined as of a future vesting date) over the grant date fair value. If a director resigns prior to vesting, his UAR awards are forfeited. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2006, a total of 90,000 UARs had been granted to non-employee directors of EPGP. Each of these awards cliff vest in 2011. The grant date fair value with respect to 10,000 of the UARs is based on a Unit price of $35.71. The grant date fair value with respect to the remaining 80,000 UARs is based on a Unit price of $34.10.

EPCO Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships. Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution. The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of Enterprise GP Holdings’ Units. The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements. The risk of forfeiture will also lapse upon certain change in control events.

Prior to our adoption of SFAS 123(R), the estimated value of these awards was accounted for in a manner similar to a stock appreciation right. Starting January 1, 2006, compensation expense attributable to these awards was based on the estimated grant date fair value of each award. A portion of the fair value of these equity-based awards is allocated to us under the EPCO administrative services agreement as a non-cash expense. We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or Units of Enterprise GP Holdings made by private company affiliates of EPCO at the formation of each Employee Partnership.

At December 31, 2006, there was an estimated $9.4 million of combined unrecognized compensation cost related to EPE Unit I and EPE Unit II. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.7 years.

At December 31, 2006, there were two Employee Partnerships in existence: EPE Unit I and EPE Unit II. The following is a discussion of significant terms of EPE Unit I and EPE Unit II.

EPE Unit I. EPE Unit I was formed in connection with Enterprise GP Holdings’ initial public offering in August 2005. It owns 1,821,428 Units of Enterprise GP Holdings contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit I. On the date of contribution, the fair market value of the Units contributed by the Class A limited partner was $51.0 million. Certain key employees of EPCO were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit I without any capital contribution.

Unless agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners, EPE Unit I will be liquidated upon the earlier of: (i) August 2010 or (ii) a change in control of Enterprise GP Holdings or EPE Holdings. The Class B limited partners of EPE Unit I will cliff vest in the profits interest awards upon the occurrence of either of these two events. Upon liquidation of EPE Unit I, Units of Enterprise GP Holdings having a then current fair market value equal to the Class A limited partner’s capital base of $51.0 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit I) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining Units of Enterprise GP Holdings will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit I.

EPE Unit II. EPE Unit II was formed in December 2006 as an incentive arrangement for Dr. Ralph S. Cunningham, a key employee of EPCO. EPE Unit II owns 40,725 Units of Enterprise GP Holdings that it acquired in the open market using $1.5 million in cash contributed to it by a private company affiliate of EPCO. As a result of this contribution, the private company affiliate of EPCO was admitted as the Class A limited partner of EPE Unit II. Dr. Cunningham was issued the Class B limited partner interest and admitted as the Class B limited partner of EPE Unit II without any capital contribution.

Unless agreed to by EPCO, the Class A limited partner and the Class B limited partner, EPE Unit II will be liquidated upon the earlier of: (i) December 2011 or (ii) a change in control of the Enterprise GP Holdings or EPE Holdings. The Class B limited partner of EPE Unit II will cliff vest in the profits interest award upon the occurrence of either of these two events. Upon liquidation of EPE Unit II, Units of Enterprise GP Holdings having a then current fair market value equal to the Class A limited partner’s capital base of $1.5 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit II) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining Units of Enterprise GP Holdings will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit II.

1998 Plan

The 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners. After giving effect to outstanding unit options at December 31, 2006 and the issuance and forfeiture of restricted common units through December 31, 2006, a total of 4,441,443 additional common units of Enterprise Products Partners could be issued under the 1998 Plan in the future.

Unit options. Under the 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us. When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant. In general, options granted under the 1998 Plan have a cliff vesting period of four years and remain exercisable for ten years from the date of grant.

In order to fund its obligations under the 1998 Plan, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise their options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units issued to the employee. The weighted-average strike price of option awards outstanding at December 31, 2006 was $23.32 per common unit.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions, including the expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of Enterprise Products Partners’ common units. In general, the expected life of an option represents the period of time that the option is expected to be outstanding based on an analysis of historical option activity. Our selection of a risk-free interest rate is based on published yields for U.S. government securities with comparable terms. The expected distribution yield and unit price volatility assumptions are based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

The following table presents option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2005	2,082,000	$ 22.16
Granted (2)	590,000	$ 24.85
Exercised	(211,000)	$ 15.95
Forfeited	(45,000)	$ 24.28
Outstanding at December 31, 2006	2,416,000	$ 23.32	7.61	$ 4,808
Options exercisable at:
December 31, 2006	591,000	$ 20.85	5.11	$ 4,808

(1)    Aggregate intrinsic value reflects fully vested unit options at the date indicated.

(2)    The total grant date fair value of these awards was $1.2 million based on the following assumptions: (i) expected life of options of seven years; (ii) risk-free interest rate of 5.0%; (iii) expected distribution yield on Enterprise Products Partners’ units of 8.9%; and (iv) expected unit price volatility of 23.5%.

The total intrinsic value of options exercised during the year ended December 31, 2006 was $2.2 million. At December 31, 2006, there was an estimated $2.3 million of total unrecognized compensation cost related to nonvested options granted under the 1998 Plan. We expect to recognize this remaining amount over a weighted-average period of 2.2 years. We will recognize our share of these costs in accordance with the EPCO administrative services agreement.

During the year ended December 31, 2006, Enterprise Products Partners received cash of $5.6 million from the exercise of option awards granted under the 1998 Plan. Conversely, our option-related reimbursements to EPCO were $1.8 million for the year ended December 31, 2006.

Restricted units. Under the 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP. In general, the restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions. Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners on its common units.

The restrictions on such units generally lapse four years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2005	751,604
Granted (2)	466,400	$ 25.21
Vested	(42,136)	$ 24.02
Forfeited	(70,631)	$ 22.86
Restricted units at December 31, 2006	1,105,237

(1)    Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)    Aggregate grant date fair value of restricted unit awards issued during 2006 was $10.8 million based on grant date market prices for Enterprise Products Partners’ common units ranging from $24.85 to $27.45 per unit and estimated forfeiture rates ranging from 7.8% to 9.8%.

The total fair value of restricted unit awards that vested during the year ended December 31, 2006 was $1.1 million. At December 31, 2006, there was an estimated $17.5 million of total unrecognized compensation cost related to restricted unit awards granted under the 1998 Plan, which we expect to recognize over a weighted-average period of 2.7 years. We will recognize our share of such costs in accordance with the EPCO administrative services agreement.

1999 Plan

The 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO. These liability awards are settled in cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award. The fair market value of each phantom unit award is equal to the closing price of TEPPCO’s common units on the NYSE on the redemption date. Each recipient is required to redeem their phantom unit awards as they vest. In addition, each recipient is entitled to cash distributions equal to the product of the number of phantom unit awards granted under the 1999 Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 1999 Plan are subject to forfeiture if the recipient’s employment with EPCO is terminated.

There were a total of 44,600 phantom unit awards outstanding under the 1999 Plan at December 31, 2006 that cliff vest as follows: 13,000 in 2007; 13,000 in 2008; 13,000 in 2009; and 5,600 in 2010. At December 31, 2006, TEPPCO had an accrued liability balance of $0.8 million related to the 1999 Plan.

2000 LTIP

The 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the applicable “performance percentage” (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the 2000 LTIP multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the 2000 LTIP and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 2000 LTIP are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period. The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period. In this context, EBITDA means TEPPCO’s earnings before net interest expense, other income – net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangibles and equity investments. TEPPCO’s cost of capital is determined at the date each award is granted.

There were a total of 19,700 phantom unit awards outstanding under the 2000 LTIP at December 31, 2006 that cliff vest as follows: 8,400 in 2008 and 11,300 in 2009. At December 31, 2006, TEPPCO had an accrued liability balance of $0.6 million related to the 2000 LTIP.

2005 Phantom Unit Plan

The 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the recipient’s vested percentage (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the 2005 Phantom Unit Plan multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the 2005 Phantom Unit Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 2005 Phantom Unit Plan are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death and disability.

Generally, a recipient’s vested percentage is based upon an improvement in TEPPCO’s EBITDA during a given three-year performance period over EBITDA for the three-year period preceding the performance period. In this context, EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income – net, income taxes, depreciation and amortization and TEPPCO’s proportional interest in EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items.

There were a total of 88,200 phantom unit awards outstanding under the 2005 Phantom Unit Plan at December 31, 2006 that cliff vest as follows: 44,000 in 2008 and 44,200 in 2009. At December 31, 2006, TEPPCO had an accrued liability balance of $1.6 million related to the 2005 Phantom Unit Plan.

2006 LTIP

The 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to employees of EPCO working on behalf of TEPPCO. Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, options, UARs and distribution equivalent rights. The 2006 LTIP provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards. As of December 31, 2006, no awards had been granted under the 2006 LTIP.

Note 6. Employee Benefit Plans

Active Plans - Dixie

Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, results of operations and cash flows, our discussion is limited to the following:

Defined Contribution Plan. Dixie contributed $0.3 million to its company-sponsored defined contribution plan during the year ended December 31, 2006.

Pension and Postretirement Benefit Plans. Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation. Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees. The medical plan is contributory and the life insurance plan is noncontributory. Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.

The following table presents Dixie’s benefit obligations, fair value of plan assets, unfunded liabilities and accrued benefit liabilities at December 31, 2006.

	Pension	Postretirement
	Plan	Plan
Projected benefit obligation	$ 9,006	$ 5,311
Accumulated benefit obligation	6,625	5,311
Fair value of plan assets	7,731	--
Unfunded liability	1,274	5,311
Accrued benefit liability	1,186	5,311

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions. The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2006 were as follows: discount rate of 5.75%, expected long-term rate of return on assets of 7.00%; rate of compensation increase of 4.00%; and a medical trend rate of 9.00% for 2007 grading to an ultimate trend of 5.00% for 2010 and later years.

Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan
2007	$ 621	$ 333
2008	526	331
2009	754	357
2010	765	395
2011	883	433
2012 through 2015	5,408	2,168
Total	$ 8,957	$ 4,017

Terminated Plans - TEPPCO

Prior to April 2006, TEPPCO maintained a Retirement Cash Balance Plan (the “RCBP”), which was a non-contributory, trustee-administered pension plan. In April 2006, TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan.

In 2006, TEPPCO recorded settlement charges of approximately $3.5 million in connection with the plan’s termination and distribution of assets to plan participants. At December 31, 2006, $1.3 million of plan assets had not been distributed to plan participants. TEPPCO does not expect to make further contributions to the RCBP.

Adoption of SFAS 158

On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires us to recognize the funded status of our defined benefit pension and other postretirement plans as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The following table summarizes the incremental effects on our Consolidated Balance Sheet at December 31, 2006 of implementing SFAS 158:

	At December 31, 2006
	Prior to	Effect of
	Adopting	Adopting
Balance Sheet Line Item	SFAS 158	SFAS 158	As reported
Prepaid pension cost (included in other current assets)	$ 901	$ (901)	$ --
Other assets	150,312	834	151,146
Total assets	18,699,958	(67)	18,699,891
Liability for Dixie benefit plans	6,404	751	7,155
Deferred income taxes	14,662	(287)	14,375
Total liabilities	18,677,870	464	18,678,334
Accumulated other comprehensive income	22,098	(531)	21,567
Total member’s equity	22,088	(531)	21,557

Accumulated other comprehensive income at December 31, 2006 includes the following amounts that have not been recognized in net periodic pension costs: (i) unrecognized transition obligation of $1.2 million ($0.7 million, net of tax); (ii) unrecognized prior service costs of $1.5 million ($0.9 million, net of tax); and (iii) unrecognized actuarial loss of $3.2 million ($2.0 million, net of tax).

Note 7. Financial Instruments

The following table presents the estimated fair values of our financial instruments at December 31, 2006:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents (1)	$ 46,957	$ 46,957
Accounts receivable (1)	2,204,515	2,204,515
Commodity financial instruments (2,3)	2,213	2,213
Interest rate swaps (3,4)	1,393	1,393
Treasury rate locks (3,4)	11,203	11,203
Financial liabilities:
Accounts payable and accrued expenses (1)	2,694,648	2,694,648
Fixed-rate debt (principal amount) (5)	5,999,068	6,096,954
Variable-rate debt (6)	1,065,000	1,065,000
Commodity financial instruments (2,3)	4,655	4,655
Interest rate swaps (3,4)	31,689	31,689

(1)    Cash and cash equivalents (including restricted cash), accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.

(2)    Represent commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(3)    The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques.

(4)    Represent interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(5)    The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.

(6)    The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.

We recognize financial instruments as assets and liabilities on our Consolidated Balance Sheet based on fair value. Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale. The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation techniques. We must use considerable judgment, however, in interpreting market data and developing these estimates. Accordingly, our fair value estimates are not necessarily indicative of the amounts that we could realize upon disposition of these instruments. The use of different market assumptions and/or estimation techniques could have a material effect on our estimates of fair value.

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

We routinely review our outstanding financial instruments in light of current market conditions. If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific exposure. When this occurs, we may enter into a new financial instrument to reestablish the economic hedge to which the closed instrument relates.

Interest Rate Risk Hedging Program

Enterprise Products Partners

Enterprise Products Partners interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. See Note 13 for information regarding the debt obligations of EPO.

Enterprise Products Partners assesses cash flow risk related to interest rates by (i) identifying and measuring changes in interest rate exposures that may impact future cash flows and (ii) evaluating hedging opportunities to manage these risks. Analytical techniques are used to measure the exposure to fluctuations in interest rates, including cash flow sensitivity analysis models to forecast the expected impact of changes in interest rates on future cash flows. EPGP oversees the strategies associated with these financial risks and approves instruments that are appropriate for Enterprise Products Partners’ requirements.

Interest rate swaps. The following table summarizes Enterprise Products Partners’ interest rate swaps outstanding at December 31, 2006. These agreements had a combined notional value of $1.05 billion and matched the maturity dates of the underlying fixed rate debt being hedged.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 8.89%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38% to 7.43%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 6.33%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 5.76%	$200 million

(1)    The variable rate indicated was the all-in variable rate for the settlement period in effect at December 31, 2006. The variable interest rates for each swap are typically based on the six-month London interbank offered (“LIBO”) rates, plus an applicable margin as defined in each swap agreement. Amounts receivable from or payable to the swap counterparties are settled every six months (the “settlement period”). The settlement amount is amortized ratably to earnings as either an increase or a decrease in interest expense over the settlement period.

These interest rate swaps were designated as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt. As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt. The offsetting changes in fair value have no effect on current period interest expense. The aggregate fair value of these interest rate swaps at December 31, 2006 was a liability of $29.1 million.

Forward-starting swaps. During the first nine months of 2004, Enterprise Products Partners entered into eight forward-starting interest rate swaps to effectively hedge the underlying U.S. treasury rate related to its issuance of $2.0 billion in principal amount of fixed-rate debt in connection with the GulfTerra Merger. Each of the forward starting swaps was designated as a cash flow hedge under SFAS 133. In October 2004, EPO issued $2.0 billion of fixed-rate debt under Senior Notes E through H.

In April 2004, Enterprise Products Partners elected to terminate the initial four forward starting swaps in order to manage and maximize the value of the swaps and to reduce future debt service costs. As a result, $104.5 million in cash was received from the counterparties. In September 2004, the remaining four swaps were settled resulting in an $85.1 million payment to the counterparties.

The following table presents the notional amount covered by each forward starting swap and the cash gain (loss) associated with each swap upon settlement:

	Notional	Net Cash
	Amount of	Received upon
	Debt covered by	Settlement of
Term of Anticipated Debt Offering	Forward-	Forward-
(or Forecasted Transaction)	Starting Swap	Starting Swap
3-year, fixed rate debt instrument	$ 500,000	$ 4,613
5-year, fixed rate debt instrument	500,000	7,213
10-year, fixed rate debt instrument	650,000	10,677
30-year, fixed rate debt instrument	350,000	(3,098)
Total	$ 2,000,000	$ 19,405

The net gain of $19.4 million from these settlements is being reclassified from accumulated other comprehensive income to reduce interest expense over the life of the associated debt. Such reclassifications were $4.2 million for the year ended December 31, 2006.

Treasury locks. Enterprise Products Partners routinely enters into treasury rate lock transactions (or “treasury locks”) to hedge U.S. treasury rates related to anticipated issuances of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period.

During the second quarter of 2006, EPO entered into a treasury lock transaction having a notional value of $250.0 million. In addition, in July 2006, EPO entered into an additional treasury lock transaction having a notional value of $50.0 million. In July 2006, EPO issued $300.0 million in principal amount of its Junior Subordinated Notes A (see Note 13). Each of the treasury lock transactions was designated as a cash flow hedge under SFAS 133. In July 2006, EPO elected to terminate these treasury lock transactions and recognized a minimal gain.

During the fourth quarter of 2006, EPO entered into treasury lock transactions having a notional value of $562.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of subordinated debt during the second and fourth quarters of 2007. In February 2007, EPO entered into additional treasury lock transactions having a notional value of $437.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt during 2007. Each of these treasury lock transactions was designated as a cash flow hedge under SFAS 133. At December 31, 2006, the value of the treasury locks was $11.2 million.

TEPPCO

Interest rate swaps. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. The following table summarizes TEPPCO’s interest rate swaps outstanding at December 31, 2006.

	Number	Period Covered	Termination		Notional
Hedged Debt	Of Swaps	by Swap	Date of Swap	Rate Swap	Value
TE Products Senior Notes, 7.51% fixed rate,
due Jan. 2028	1	Oct. 2001 to Jan. 2028	Jan. 2028	Swapped 7.51%	$210 million
				fixed rate for 6.84%
				floating rate (1)
TEPPCO Revolving Credit Facility, due Dec. 2011	4	Jan. 2006 to Jan. 2008	Jan. 2008	Swapped 5.96%	$200 million
				floating rate for
				approx. 4.7%
				fixed rate (2)

(1)    The variable rate indicated was the all-in variable rate for the settlement period in effect at December 31, 2006. The variable interest rates for this swap are based on three-month LIBO rates, plus an applicable margin as defined in the swap agreement. TE Products designated this interest rate swap agreement as a fair value hedge.

(2)    The variable rate indicated was the weighted-average variable rate charged under this credit facility at December 31, 2006. These swap agreements are accounted for using mark-to-market accounting; thus, changes in the fair value of these swaps are recognized in earnings.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional value of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt. These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At December 31, 2006, the unamortized balance of the deferred gain was $28.0 million. The aggregate fair value of interest rate swaps outstanding at December 31, 2006 was a liability of $1.2 million.

Treasury locks. TEPPCO also utilizes treasury locks to hedge the underlying U.S. treasury rate related to its anticipated issuances of debt. In October 2006 and February 2007, TEPPCO entered into treasury locks having a notional value of $300.0 million. These instruments were accounted for as cash flow hedges and were to extend through June 2007. At December 31, 2006, the fair value of these treasury locks were nominal assets.

Commodity Risk Hedging Program

Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partner may be settled in cash or with another financial instrument.

Enterprise Products Partners has adopted a policy to govern its use of commodity financial instruments to manage the risks of its natural gas and NGL businesses. The objective of this policy is to assist Enterprise Products Partners in achieving its profitability goals while maintaining a portfolio with an acceptable level of risk, defined as remaining within the position limits established by its general partner,

EPGP. Enterprise Products Partners may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to its commodity positions on both a short-term (less than 30 days) and long-term basis, not to exceed 24 months. EPGP oversees the strategies associated with physical and financial risks (such as those mentioned previously), approves specific activities subject to the policy (including authorized products, instruments and markets) and establishes specific guidelines and procedures for implementing and ensuring compliance with the policy.

At December 31, 2006, Enterprise Products Partners had a limited number of commodity financial instruments in its portfolio, which primarily consisted of cash flow hedges. The fair value of its commodity financial instrument portfolio at December 31, 2006 was a liability of $3.2 million.

TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin and, as such, the financial instruments do not expose TEPPCO to significant market risk.

At December 31, 2006, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges. The fair value of the open positions at December 31, 2006 was $0.7 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners owns an NGL marketing business located in Canada and has entered into construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk by using foreign exchange purchase contracts to fix the exchange rate.

Due to the limited duration of these contracts, Enterprise Products Partners utilizes mark-to-market accounting for these transactions, the effect of which has had a minimal impact on earnings. At December 31, 2006, there were $5.1 million of such contracts outstanding that settled in January 2007.

Note 8. Inventories

Our inventory amounts by business segment were as follows at December 31, 2006:

Investment in Enterprise Products Partners:
Working inventory (1)	$ 387,973
Forward-sales inventory (2)	35,871
Subtotal	$ 423,844
Investment in TEPPCO:
Working inventory (3)	$ 21,203
Forward-sales inventory (4)	43,960
Subtotal	65,163
Total inventory	$ 489,007

(1)    Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.

(2)    Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.

(3)    Working inventory is comprised of inventories of crude oil, refined products, LPGs, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.

(4)    Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements. These volumes are recorded as inventory at market-related values in the month of acquisition. Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceed their net realizable value. To the extent our commodity hedging strategies address inventory-related risks and are successful, these inventory valuation adjustments are mitigated or offset. See Note 7 for a description of our commodity hedging activities.

Note 9. Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at December 31, 2006:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35 (5)	$ 8,769,392
Storage facilities (2)	5-35 (6)	596,649
Offshore platforms and related facilities (3)	20-31	161,839
Transportation equipment (4)	3-10	27,008
Land		40,010
Construction in progress		1,734,083
Total historical cost		11,328,981
Less accumulated depreciation		1,501,725
Total carrying value, net		$ 9,827,256
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	$ 1,998,374
Storage facilities (2)	20-40 (6)	202,336
Transportation equipment (4)	3-10	8,204
Land		149,706
Construction in progress		479,676
Total historical cost		2,838,296
Less accumulated depreciation		552,579
Total carrying value, net		2,285,717
Total property, plant and equipment, net		$ 12,112,973

(1)   Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.

(2)   Includes underground product storage caverns, above ground storage tanks, water wells and related assets.

(3)   Includes offshore platforms and related facilities and assets.

(4)   Includes vehicles used and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.

The following table summarizes our capitalized interest amounts by segment for the year ended December 31, 2006:

Investment in Enterprise Products Partners:
Capitalized interest (1)	$ 55,660
Investment in TEPPCO:
Capitalized interest (1)	$ 10,681

(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Asset retirement obligations

An ARO is a legal obligation associated with the retirement of a tangible long-lived asset that results from either its acquisition, construction, development or normal operation or a combination of these factors. We record a liability for AROs when incurred and capitalize a corresponding increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over its useful life. We will either settle our ARO obligations at the recorded amount or incur a gain or loss upon settlement. None of our assets are legally restricted for purposes of settling AROs.

On a consolidated basis, our property, plant and equipment at December 31, 2006 includes $3.6 million of asset retirement costs capitalized as an increase in the associated long-lived asset. The following table summarizes amounts recognized in connection with AROs by segment since December 2005:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2005	$ 16,795	$ --	$ 16,795
Liabilities incurred	1,977	1,375	3,352
Liabilities settled	(1,348)	--	(1,348)
Revisions in estimated cash flows	5,650	--	5,650
Accretion expense	1,329	44	1,373
ARO liability balance, December 31, 2006	$ 24,403	$ 1,419	$ 25,822

Enterprise Products Partners. The liabilities associated with Enterprise Products Partners’ AROs primarily relate to (i) right-of-way agreements for its pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, Enterprise Products Partners’ AROs result from government regulations associated with the renovation or demolition of certain assets containing hazardous substances such as asbestos.

TEPPCO. In general, the liabilities associated with TEPPCO’s AROs primarily relate to (i) right-of-way agreements for its pipeline operations and (ii) leases of plant sites and office space.

Note 10. Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. The following table presents our investments in and advances to unconsolidated affiliates by segment at December 31, 2006:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$ 39,618
K/D/S Promix, L.L.C. (“Promix”)	50%	46,140
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,471
Evangeline (1)	49.5%	4,221
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	62,324
Cameron Highway Oil Pipeline
Company (“Cameron Highway”)	50%	60,216
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	117,646
Neptune (2)	25.7%	58,789
Nemo Gathering Company, LLC (“Nemo”)	33.9%	11,161
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,912
Other		4,691
Total Investment in Enterprise Products Partners		444,189
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	194,587
Centennial Pipeline LLC (“Centennial”)	50%	62,321
MB Storage (3)	--	83,290
Other	25%	369
Total Investment in TEPPCO		340,567
Total consolidated		$ 784,756

(1)    Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    In 2006, we recorded a $7.4 million non-cash impairment charge attributable to our investment in Neptune.

(3)    Refers to ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC, collectively. TEPPCO disposed of this investment on March 1, 2007.

On occasion, the price Enterprise GP Holdings, Enterprise Products Partners or TEPPCO pays to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts acquired. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity. That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization. Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at the dates indicated by the business segment:

Investment in
Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
Initial excess cost amounts attributable to:
Fixed assets	$ 52,233	$ 30,277	$ 82,510
Intangibles – finite life	--	30,021	30,021
Total	$ 52,233	$ 60,298	$ 112,531

Excess cost amounts, net of amortization at:
December 31, 2006	$ 38,655	$ 39,269	$ 77,924

Investment in Enterprise Products Partners

At December 31, 2006, our Investment in Enterprise Products Partners segment included the following unconsolidated affiliates accounted for using the equity method:

VESCO. Enterprise Products Partners owns a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana. On July 1, 2004, Enterprise Products Partners changed its method of accounting for VESCO from the cost method to the equity method in accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies.”

Promix. Enterprise Products Partners owns a 50.0% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.

BRF. Enterprise Products Partners owns an approximate 32.3% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

Evangeline. Duncan Energy Partners owns an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana. See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

Poseidon. Enterprise Products Partners owns a 36.0% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana. See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

Cameron Highway. Enterprise Products Partners owns a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. The Cameron Highway Oil Pipeline commenced operations during the first quarter of 2005.

Deepwater Gateway. Enterprise Products Partners owns a 50.0% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico. The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Ghengis Khan fields located in the South Green Canyon area of the Gulf of Mexico.

Neptune. Enterprise Products Partners owns a 25.7% interest in Neptune, which owns the Manta Ray Offshore Gathering and Nautilus Systems, which are natural gas pipelines located in the Gulf of Mexico.

Neptune owns the Manta Ray Offshore Gathering System (“Manta Ray”) and Nautilus Pipeline System (“Nautilus”). Manta Ray gathers natural gas originating from producing fields located in the Green

Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico to numerous downstream pipelines, including the Nautilus pipeline. Nautilus connects our Manta Ray pipeline to our Neptune natural gas processing plant located in south Louisiana. Due to a recent decrease in throughput volumes on the Manta Ray and Nautilus pipelines, Enterprise Products Partners evaluated its 25.7% investment in Neptune for impairment during the third quarter of 2006. The decrease in throughput volumes is primarily due to underperformance of certain fields, natural depletion and hurricane-related delays in starting new production. These factors contributed to significant delays in throughput volumes Neptune expects to receive. As a result, Neptune has experienced operating losses in recent periods.

At December 31, 2005, the carrying value of Enterprise Products Partners’ investment in Neptune was $68.1 million, which included $10.9 million of excess cost related to its original acquisition in 2001. Enterprise Products Partners’ review of Neptune’s estimated cash flows during the third quarter of 2006 indicated that the carrying value of its investment exceeded its fair value, which resulted in a non-cash impairment charge of $7.4 million. After recording this impairment charge, the carrying value of Enterprise Products Partners’ investment in Neptune at December 31, 2006 was $58.8 million.

Enterprise Products Partners’ investment in Neptune was written down to fair value, which management estimated using recognized business valuation techniques. The fair value analysis is based upon management’s expectation of future cash flows, which incorporates certain industry information and assumptions made by management. For example, the review of Neptune included management estimates regarding natural gas reserves of producers served by Neptune. If the assumptions underlying our fair value analysis change and expected cash flows are reduced, additional impairment charges may result in the future.

Nemo. Enterprise Products Partners owns a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico.

BRPC. Enterprise Products Partners owns a 30.0% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.

The combined balance sheet information of this segment’s current unconsolidated affiliates are summarized below.

December 31,
2006
Balance Sheet Data:
Current assets	$ 152,661
Property, plant and equipment, net	1,478,235
Other assets	47,192
Total assets	$ 1,678,088
Current liabilities	$ 78,128
Other liabilities	547,503
Combined equity	1,052,457
Total liabilities and combined equity	$ 1,678,088

Investment in TEPPCO

At December 31, 2006, our Investment in TEPPCO segment included the following unconsolidated affiliates accounted for using the equity method:

Seaway. TEPPCO owns a 50% interest in Seaway, which owns a pipeline that transports crude oil from a marine terminal located at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal located at Texas City, Texas, to refineries in the Texas City and Houston, Texas areas.

Centennial. TEPPCO owns a 50% interest in Centennial, which owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. Prior to April 2002, TEPPCO’s mainline pipeline was bottlenecked between Beaumont, Texas and El Dorado, Arkansas, which limited TEPPCO’s ability to transport refined products and LPGs during peak periods. When the Centennial pipeline commenced operations in 2002, it effectively looped TEPPCO’s mainline, thus providing TEPPCO incremental transportation capacity into Mid-continent markets. Centennial is a key investment of TEPPCO.

MB Storage. MB Storage owns a storage facility located in Mont Belvieu, Texas and a pipeline system that connects Mont Belvieu to the upper Texas Gulf Coast energy marketplace. On March 1, 2007, TEPPCO sold its 49.5% ownership interest in MB Storage and its general partner and other assets to a third party for $156.1 million in cash. TEPPCO recognized a gain of $72.8 million related to the sale of these equity interests and assets. The sale of MB Storage was required by the U.S. Federal Trade Commission (“FTC”) in connection with ending its investigation into the acquisition of TEPPCO GP by private company affiliates of EPCO in February 2005.

The combined balance sheet information of this segment’s current unconsolidated affiliates (i.e. Seaway and Centennial) are summarized below.

December 31,
2006
Balance Sheet Data:
Current assets	$ 38,984
Property, plant and equipment, net	514,728
Other assets	112
Total assets	$ 553,824
Current liabilities	$ 35,547
Other liabilities	156,055
Combined equity	362,222
Total liabilities and combined equity	$ 553,824

Note 11. Business Combinations

The following table presents our cash used for business combinations for the year ended December 31, 2006:

Investment in Enterprise Products Partners:
Encinal acquisition	$ 145,197
Piceance Creek acquisition	100,000
Additional ownership interests in Dixie Pipeline
Company	12,913
Other business combinations	18,390
Subtotal	276,500
Investment in TEPPCO:
Terminal assets purchased from New York LP Gas
Storage, Inc.	9,931
Refined products terminal purchased from Mississippi
Terminal and Marketing Inc.	5,771
Subtotal	15,702
Total	$ 292,202

The following information highlights aspects of certain transactions noted in the preceding table:

Encinal Acquisition. On July 1, 2006, we acquired the Encinal and Canales natural gas gathering systems and related gathering and processing contracts that comprised the South Texas natural gas transportation and processing business of an affiliate of Lewis Energy Group, L.P. (“Lewis”). The aggregate value of total consideration we paid or issued to complete this business combination (referred to as the “Encinal acquisition”) was $326.3 million, which consisted of $145.2 million in cash and 7,115,844 common units of Enterprise Products Partners.

The Encinal and Canales gathering systems are located in South Texas and are connected to over 1,450 natural gas wells producing from the Olmos and Wilcox formations. The Encinal system consists of 452 miles of pipeline, which is comprised of 280 miles of pipeline we acquired from Lewis in this transaction and 172 miles of pipeline that we own and had previously leased to Lewis. The Canales gathering system is comprised of 32 miles of pipeline. Currently, natural gas volumes gathered by the Encinal and Canales systems are transported by our existing Texas Intrastate System and are processed by our South Texas natural gas processing plants.

The Encinal and Canales gathering systems will be supported by a life of reserves gathering and processing dedication by Lewis related to its natural gas production from the Olmos formation. In addition, we entered into a 10-year agreement with Lewis for the transportation of natural gas treated at its proposed Big Reef facility. The Big Reef facility will treat natural gas from the southern portion of the Edwards Trend in South Texas. We also entered into a 10-year agreement with Lewis for the gathering and processing of rich gas it produces from below the Olmos formation.

The total consideration we paid or granted to Lewis in connection with the Encinal acquisition is as follows:

Cash payment to Lewis	$ 145,197
Fair value of Enterprise Products Partners’ 7,115,844 common units issued to Lewis	181,112
Total consideration	$ 326,309

In accordance with purchase accounting, the value of our common units issued to Lewis was based on the average closing price of such units immediately prior to and after the transaction was announced on July 12, 2006. For purposes of this calculation, the average closing price was $25.45 per unit.

Piceance Creek Acquisition. On December 27, 2006, one of our affiliates, Enterprise Gas Processing, LLC, purchased a 100% interest in Piceance Creek Pipeline, LLC (“Piceance Creek”), for cash consideration of $100.0 million. Piceance Creek was wholly owned by EnCana Oil & Gas (“EnCana”).

The assets of Piceance Creek consist of a recently constructed 48-mile, natural gas gathering pipeline, the Piceance Creek Gathering System, located in the Piceance Basin of northwestern Colorado. The Piceance Creek Gathering System has a transportation capacity of 1.6 billion cubic feet per day (“Bcf/d”) of natural gas and extends from a connection with EnCana’s Great Divide Gathering System located near Parachute, Colorado, northward through the heart of the Piceance Basin to our 1.5 Bcf/d Meeker natural gas treating and processing complex, which is currently under construction. Connectivity to EnCana’s Great Divide Gathering System will provide the Piceance Creek Gathering System with access to production from the southern portion of the Piceance basin, including production from EnCana’s Mamm Creek field. The Piceance Creek Gathering System was placed in service in January 2007 and began transporting initial volumes of approximately 300 million cubic feet per day (“MMcf/d”) of natural gas. We expect natural gas transportation volumes to increase to approximately 625 MMcf/d by the end of 2007, with a significant portion of these volumes being produced by EnCana, one of the largest natural gas producers in the region. In conjunction with our acquisition of Piceance Creek, EnCana signed a long-term, fixed fee gathering agreement with us and dedicated significant production to the Piceance Creek Gathering System for the life of the associated lease holdings.

Our preliminary allocation of this acquisition’s purchase price was as follows: (i) $91.5 million allocated to property, plant and equipment and (ii) $8.5 million to identifiable intangible assets. Since this transaction closed at year-end, our preliminary purchase price allocation is based on estimates and is subject to change when actual values are determined.

Purchase Price Allocation for 2006 Transactions

Our 2006 business combinations were accounted for using the purchase method of accounting and, accordingly, their cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values. Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis. We expect to finalize the purchase price allocations for these transactions during 2007.

		Piceance
	Encinal	Creek
	Acquisition	Acquisition	Other	Total
Assets acquired in business combination:
Current assets	$ 218	$ --	$ 36,080	$ 36,298
Property, plant and equipment, net	100,310	91,540	25,046	216,896
Intangible assets	132,872	8,460	1,974	143,306
Total assets acquired	233,400	100,000	63,100	396,500
Liabilities assumed in business combination:
Current liabilities	(2,149)	--	(19,123)	(21,272)
Other long-term liabilities	(108)	--	(175)	(283)
Minority interest	--	--	1,865	1,865
Total liabilities assumed	(2,257)	--	(17,433)	(19,690)
Total assets acquired less liabilities assumed	231,143	100,000	45,667	376,810
Total consideration given	326,309	100,000	47,006	473,315
Goodwill	$ 95,166	$ --	$ 1,339	$ 96,505

Of the $326.3 million in consideration we paid or granted to effect the Encinal acquisition, $95.2 million has been assigned to goodwill. Management attributes this goodwill to potential future benefits we expect to realize from our other South Texas processing and NGL businesses as a result of the Encinal acquisition. Specifically, the long-term dedication rights we acquired in connection with the Encinal acquisition are expected to improve earnings from our South Texas processing facilities and related NGL businesses due to increased volumes. See Note 12 for additional information regarding our intangible assets and goodwill.

Note 12. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets at December 31, 2006:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$ 854,175	$ (150,065)	$ 704,110
Contract-based intangibles	384,003	(101,811)	282,192
Subtotal	1,238,178	(251,876)	986,302
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Gas gathering agreements	462,449	(149,024)	313,425
Other contract-based intangibles	52,200	(19,900)	32,300
Subtotal	1,121,575	(168,924)	952,651
Total	$ 2,359,753	$ (420,800)	$ 1,938,953

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships. The values assigned to such intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Customer relationship intangible assets. Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.

At December 31, 2006, the carrying value of Enterprise Products Partners’ customer relationship intangible assets was $704.1 million. The following information summarizes the significant components of this category of intangible assets:

▪

San Juan Gathering System customer relationships – Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger, which was completed on September 30, 2004. At December 31, 2006, the carrying value of this group of intangible assets was $279.0 million. These intangible assets are being amortized to earnings over their estimated economic life of 35 years through 2039. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying natural gas resource bases are expected to be consumed or otherwise used.

▪

Offshore Pipeline & Platform customer relationships – Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger. At December 31, 2006, the carrying value of this group of intangible assets was $151.2 million. These intangible assets are being amortized to earnings over their estimated economic life of 33 years through 2037. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying crude oil and natural gas resource bases are expected to be consumed or otherwise used.

▪

Encinal natural gas processing customer relationship – Enterprise Products Partners acquired this customer relationship in connection with its Encinal acquisition in 2006. At December 31, 2006, the carrying value of this intangible asset was $121.1 million. This intangible asset is being amortized to earnings over its estimated economic life of 20 years through 2026. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefit of the underlying natural gas resource bases are expected to be consumed or otherwise used.

Contract-based intangible assets. Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases. At December 31, 2006, the carrying value of Enterprise Products Partners’ contract-based intangible assets was $282.2 million. The carrying value of TEPPCO’s contract-based intangible assets was $345.7 million. The following information summarizes the significant components of this category of intangible assets:

▪

Jonah natural gas gathering agreements – These intangible assets represent the value attributed to certain of Jonah’s natural gas gathering contracts that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2006, the carrying value of this group of intangible assets was $160.3 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Jonah system.

▪	Val Verde natural gas gathering agreements – These intangible assets represent the value attributed to certain natural gas gathering agreements associated with TEPPCO’s Val Verde

Gathering System that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2006, the carrying value of these intangible assets was $153.1 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Val Verde Gathering System.

▪

Shell Processing Agreement – This margin-band/keepwhole processing agreement grants Enterprise Products Partners the right to process Shell Oil Company’s (or its assignee’s) current and future natural gas production of within the state and federal waters of the Gulf of Mexico. Enterprise Products Partners acquired the Shell Processing Agreement in connection with its 1999 purchase of certain of Shell’s midstream energy assets located along the U.S. Gulf Coast. At December 31, 2006, the carrying value of this intangible asset was $139.0 million. This intangible asset is being amortized to earnings on a straight-line basis over its estimated economic life of 20 years through 2019.

▪

Mississippi natural gas storage contracts – These intangible assets represent the value assigned by Enterprise Products Partners to certain natural gas storage contracts associated with its Petal and Hattiesburg, Mississippi storage facilities. These facilities were acquired in connection with the GulfTerra Merger. At December 31, 2006, the carrying value of these intangible assets was $81.2 million. These intangible assets are being amortized to earnings on a straight-line basis over the remainder of their respective contract terms, which range from eight to 18 years (i.e. 2012 through 2022).

Incentive distribution rights. Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with the contribution of the TEPPCO GP IDRs to it by DFIGP on May 7, 2007 (see Note 1). This amount represents DFIGP’s historical carrying value and characterization of such asset.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO. Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement. In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly incentive distribution thresholds are as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

▪	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

▪	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.

Prior to December 2006, TEPPCO GP was entitled to 50% of any quarterly cash distributions paid by TEPPCO that exceeded $0.45 per unit. This distribution tier was eliminated by TEPPCO as part of an amendment to its partnership agreement in December 2006 in exchange for the issuance of 14,091,275 units to TEPPCO GP, which were subsequently distributed to affiliates of EPCO.

We consider the IDRs to be an indefinite-life intangible asset. Our determination of an indefinite-life is based upon our expectation that TEPPCO will continue to pay incentive distributions under the terms of its partnership agreement to TEPPCO GP indefinitely. TEPPCO’s partnership agreement contains renewal provisions that provide for TEPPCO to continue as a going concern beyond the initial term of its partnership agreement, which ends in December 2084.

We test the carrying value of the IDRs for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. There has been no goodwill impairment losses recorded for the periods presented. The following table summarizes our goodwill amounts by business segment at December 31, 2006:

Investment in Enterprise Products Partners:
GulfTerra Merger	$ 385,945
Encinal acquisition	95,166
Other	109,430
Investment in TEPPCO:
TEPPCO acquisition	198,147
Other	18,283
Total	$ 806,971

Our Investment in Enterprise Products Partners business segment includes goodwill amounts recorded in connection with the GulfTerra Merger. The value associated with such goodwill amounts can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic asset locations and industry relationships that each partnership possessed. In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.

Management attributes goodwill amounts recorded in connection with the Encinal acquisition to potential future benefits Enterprise Products Partners may realize from its other south Texas natural gas processing and NGL businesses. Specifically, Enterprise Products Partners’ acquisition of long-term dedication rights associated with the Encinal business is expected to add value to its south Texas processing facilities and related NGL businesses due to increased volumes.

Our Investment in TEPPCO business segment includes goodwill amounts recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings on May 7, 2007. At December 31, 2006, the TEPPCO business segment included $198.1 million of such goodwill amounts.

Goodwill associated with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP. Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

Note 13. Debt Obligations

The following table presents our consolidated debt obligations at December 31, 2006. See Note 19 regarding subsequent events that affect Enterprise GP Holdings’ debt obligations

Debt obligations of Enterprise GP Holdings:
EPE Revolver, variable rate, repaid May 2007	$ 155,000
Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due Oct. 2011 (2)	410,000
EPO Senior Notes B, 7.5% fixed-rate, due Feb. 2011 (2)	450,000
EPO Senior Notes C, 6.375% fixed-rate, due Feb. 2013 (2)	350,000
EPO Senior Notes D, 6.875% fixed-rate, due Mar. 2033 (2)	500,000
EPO Senior Notes E, 4.0% fixed-rate, due Oct. 2007 (1,2)	500,000
EPO Senior Notes F, 4.625% fixed-rate, due Oct. 2009 (2)	500,000
EPO Senior Notes G, 5.6% fixed-rate, due Oct. 2014 (2)	650,000
EPO Senior Notes H, 6.65% fixed-rate, due Oct. 2034 (2)	350,000
EPO Senior Notes I, 5.0% fixed-rate, due Mar. 2015 (2)	250,000
EPO Senior Notes J, 5.75% fixed-rate, due Mar. 2035 (2)	250,000
EPO Senior Notes K, 4.95% fixed-rate, due Jun. 2010 (2)	500,000
Pascagoula MBFC Loan, 8.7% fixed-rate, due Mar. 2010 (2)	54,000
Dixie Revolver, variable rate, due Jun. 2010	10,000
Other senior subordinated notes, 8.75% fixed-rate, due Jun. 2010	5,068
Total senior debt obligations of Enterprise Products Partners	4,779,068
Senior debt obligations of TEPPCO: (3)
TEPPCO Revolver, variable rate, due Dec. 2011	490,000
TEPPCO Senior Notes, 7.625% fixed-rate, due Jan. 2012	500,000
TEPPCO Senior Notes, 6.125% fixed-rate, due Feb. 2013	200,000
TE Products Senior Notes, 6.45% fixed-rate, due Jan. 2008 (1)	180,000
TE Products Senior Notes, 7.51% fixed-rate, due Jan. 2028	210,000
Total senior debt obligations of TEPPCO	1,580,000
Total principal amount of senior debt obligations	6,514,068
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due Aug. 2066 (2)	550,000
Total principal amount of senior and subordinated debt obligations	7,064,068
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (4)	(22,852)
Unamortized discounts, net of premiums	(15,291)
Unamortized deferred gains related to terminated interest rate swap	27,952
Total other, non-principal amounts	(10,191)
Total long-term debt	$ 7,053,877

Standby letters of credit outstanding	$ 58,858

(1)    In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at December 31, 2006. With respect to EPO Senior Notes E due in October 2007, EPO has the ability to use cash on hand and available credit capacity under its Revolver to fund repayment of this debt. With respect to the TE Products 6.45% Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolver to repayment of this debt.

(2)    Enterprise Products Partners acts as guarantor of EPO’s debt obligations through unsecured guarantees. If EPO were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

(3)    TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. have issued full, unconditional, joint and several guarantees of TEPPCO’s Senior Notes and its Revolver. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

(4)    See Note 7 for information regarding our financial instruments.

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

EPE Revolver. In January 2006, Enterprise GP Holdings amended and restated its original $525.0 million credit facility to reflect a new borrowing capacity of $200.0 million, which included a sublimit of $25.0 million for letters of credit. Amounts borrowed under the $200.0 million credit facility (the “EPE Revolver”) were due in January 2009. Enterprise GP Holdings secured borrowings under this credit facility with a pledge of its limited and general partner ownership interests in Enterprise Products Partners.

Interest payments were based on variable interest rates selected at the time of each borrowing equal to (i) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 0.5% or (ii) a Eurodollar rate. Variable interest rates based on either the prime rate or Federal Funds Effective Rate were increased by an applicable margin (as defined in the credit agreement) ranging from 0% to 0.75%. Variable interest rates based on Eurodollar rates were increased by an applicable margin ranging from 1% to 1.75%.

The EPE Revolver contained various covenants related to Enterprise GP Holdings’ ability, and the ability of certain of its subsidiaries (excluding EPGP and Enterprise Products Partners), to incur certain indebtedness, grant certain liens, make fundamental changes in entity structure, make distributions following an event of default, and enter into certain restricted agreements. This revolving credit facility also required Enterprise GP Holdings to satisfy certain quarterly financial covenants including: (i) Enterprise GP Holdings’ leverage ratio could not exceed 4.5 to 1, except under certain circumstances, and (ii) Enterprise GP Holdings’ minimum net worth could not be less than $525.0 million.

Consolidated Debt Obligations of Enterprise Products Partners

EPO Revolver. This unsecured revolving credit facility currently has a borrowing capacity of $1.25 billion, which may be increased to $1.40 billion under certain conditions. With respect to borrowings made under $1.20 billion of the commitments, the maturity date for such amounts is October 2011. The maturity date for borrowings made under the remaining $48.0 million of commitments is October 2010. EPO may make up to two requests for one-year extensions of the aforementioned maturity dates (subject to certain conditions). There is no limit on the amount of standby letters of credit that can be outstanding under the amended facility.

As defined by the revolving credit agreement, amounts borrowed under this facility bear interest at a variable interest rate selected by EPO at the time of each borrowing equal to (i) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus ½% or (ii) a Eurodollar rate plus an applicable margin or (iii) a Competitive Bid Rate.

The revolving credit agreement contains various covenants related to EPO’s ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. In addition, the revolving credit agreement restricts EPO’s ability to pay cash distributions to Enterprise Products Partners if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid. EPO must also satisfy certain financial covenants at the end of each fiscal quarter.

Enterprise Products Partners contributed $750.8 million of net proceeds from its equity offerings to EPO during the year ended December 31, 2006. EPO used these contributed funds to temporarily reduce debt outstanding this revolving credit facility.

EPO Senior Notes B through K. These fixed-rate notes are unsecured obligations of EPO and rank equal to its existing and future unsecured and unsubordinated indebtedness. They are senior to any future subordinated indebtedness that EPO may issue.

Senior Notes B through D are subject to make-whole redemption rights and were issued under an indenture containing certain covenants. These covenants restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions. The remainder of the Senior Notes (i.e., E through K) are also subject to similar covenants.

Senior Notes E, F, G, and H were issued as private placement debt in September 2004 and generated a combined $2.0 billion in proceeds, which were used to repay amounts borrowed under an acquisition-related credit facility. Senior Notes E through H were exchanged for registered debt securities in March 2005.

Senior Notes I and J were issued as private placement debt in February 2005 and generated a combined $500.0 million in proceeds. These proceeds were used to repay $350.0 million due under a senior note obligation that matured in March 2005 and the remainder for general partnership purposes, including the temporary repayment of amounts then outstanding under the EPO Revolver. Senior Notes I and J were exchanged for registered debt securities in August 2005.

Senior Notes K were issued as registered debt securities in June 2005 and generated $500.0 million in proceeds, which were used for general partnership purposes, including the temporary repayment of amounts then outstanding under the EPO Revolver.

Pascagoula MBFC Loan. In connection with the construction of a natural gas processing plant located in Mississippi in 2000, EPO entered into a ten-year fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”). This loan is subject to a make-whole redemption right. The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the processing plant.

The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with Enterprise Products Partners’ credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event. If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.

Dixie Revolver. The debt obligations of Dixie consist of a senior unsecured revolving credit facility having a borrowing capacity of $28.0 million. The maturity date of this facility is June 2010. EPO consolidates the debt of Dixie; however, EPO does not have the obligation to make interest or debt payments with respect to Dixie’s debt. Variable interest rates charged under this facility generally bear interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus ½%.

This credit agreement contains covenants related to Dixie’s ability to, among other things, incur certain indebtedness; grant certain liens; enter into merger transactions; pay distributions if a default or an event of default (as defined in the credit agreement) has occurred and is continuing; and make certain investments. The loan agreement also requires Dixie to satisfy a minimum net worth financial covenant.

EPO Junior Notes. These notes are unsecured obligations of EPO and are subordinated to its existing and future unsubordinated indebtedness. EPO’s payment obligations under the Junior Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).

The indenture agreement governing the Junior Notes allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture agreement also provides that, unless (i) all deferred interest on the Junior Notes has been paid in full as of the most recent applicable interest payment dates, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) Enterprise Products Partners is not in default of its obligations under related guarantee agreements, neither Enterprise Products Partners nor EPO may declare or make any distributions to any of their respective equity security holders or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes.

In connection with its issuance of Junior Notes, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase the Junior Notes unless such redemption or repurchase is made using proceeds from the of issuance of certain securities.

In the third quarter of 2006, EPO issued $550.0 million in principal amount of fixed/floating subordinated notes due August 2066 (“EPO Junior Notes A”). Proceeds from this debt offering were used to temporarily reduce principal outstanding under the EPO Revolver and for general partnership purposes. The EPO Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually commencing in February 2007. After August 2016, the notes will bear variable rate interest based on the 3-month LIBO rate for the related interest period plus 3.708%, payable quarterly commencing in November 2016. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. The EPO Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.

Consolidated Debt Obligations of TEPPCO

TEPPCO Revolver. This unsecured revolving credit facility has a borrowing capacity of $700.0 million, which may be increased to $850.0 million under certain conditions. This credit facility matures in December 2011, but TEPPCO may request up to two one-year extensions of the maturity date subject to certain conditions. There is no limit on the total amount of standby letters of credit that can be outstanding under this credit facility.

Variable interest rates charged under this facility generally bear interest, at TEPPCO’s election at the time of each borrowing, at either (i) a LIBO rate plus an applicable margin (as defined in the credit agreement) or (ii) the lender’s base rate as defined in the agreement.

The revolving credit agreement contains various covenants related to TEPPCO’s ability to, among other things, incur certain indebtedness; grant certain liens; make certain distributions; engage in specified transactions with affiliates; and enter into certain merger or consolidation transactions. TEPPCO must also satisfy certain financial covenants at the end of each fiscal quarter.

TEPPCO Senior Notes. In February 2002 and January 2003, TEPPCO issued its 7.625% Senior Notes and 6.125% Senior Notes, respectively. The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at TEPPCO’s option. The indenture agreements governing these notes contain covenants that, among other things, limit the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.

TE Products Senior Notes. In January 1998, TE Products issued its 6.45% Senior Notes due January 2008 and 7.51% Senior Notes due January 2028. The 6.45% Senior Notes may not be redeemed prior to their scheduled maturity. Beginning January 2008, the 7.51% Senior Notes may be redeemed prior to their scheduled maturity date at the option of TE Products, but are subject to make-whole redemption rights.

The TE Products senior notes are unsecured obligations of TE Products and rank pari passu with all future unsecured and unsubordinated indebtedness of TE Products. The indenture agreements governing these notes contain covenants that, among other things, limit the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at December 31, 2006.

Information regarding variable interest rates paid

The following table shows the range of interest rates paid and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the year ended December 31, 2006.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
EPE Revolver	5.44% to 8.25%	6.17%
EPO Revolver	4.87% to 8.25%	5.66%
Dixie Revolver	4.67% to 5.79%	5.36%
TEPPCO Revolver	5.92% to 5.97%	5.96%

Consolidated debt maturity table

The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter, at December 31, 2006:

2007	$ --
2008	180,000
2009	655,000
2010	569,068
2011	1,850,000
Thereafter	3,810,000
Total scheduled principal payments	$ 7,064,068

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at December 31, 2006.

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has three unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations. The following table shows (i) the ownership interest in each entity at December 31, 2006, (ii) total debt of each unconsolidated affiliate at December 31, 2006 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2007	2008	2009	2010	2011	2011
Cameron Highway (1)	50.0%	$ 415,000	$ --	$ 25,000	$ 25,000	$ 50,000	$ 55,000	$ 260,000
Poseidon (1)	36.0%	91,000	--	--	--	--	91,000	--
Evangeline (1)	49.5%	25,650	5,000	5,000	5,000	10,650	--	--
Centennial (2)	50.0%	150,000	10,000	10,100	9,900	9,100	9,000	101,900
Total		$ 681,650	$ 15,000	$ 40,100	$ 39,900	$ 69,750	$ 155,000	$ 361,900

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants. These businesses were in compliance with such covenants at December 31, 2006. The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

The following information summarizes the significant terms of the debt obligations of these unconsolidated affiliates at December 31, 2006:

Cameron Highway. At December 31, 2006, Cameron Highway’s debt obligations consisted of $365.0 million of 5.86% fixed-rate Series A notes and $50.0 million of variable-rate Series B notes related to project financing activities.

Poseidon. Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011. This credit agreement is secured by substantially all of Poseidon’s assets. The variable interest rate charged on this debt at December 31, 2006 was 6.68%.

Evangeline. At December 31, 2006, Evangeline’s debt obligations consisted of (i) $18.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million.

Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.

Variable rate interest accrues on the subordinated note at a Eurodollar rate plus ½%. The variable interest rates charged on this note at December 31, 2006 were 6.08%. Accrued interest payable related to the subordinated note was $7.9 million at December 31, 2006.

Centennial. At December 31, 2006, Centennial’s debt obligations consisted of (i) $140.0 million borrowed under a master shelf loan agreement and (ii) $10.0 million borrowed under an additional credit agreement, which terminated in April 2007. Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.

TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations. If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $70.0 million (effective April 2007). In the second quarter of 2007, TE Products recorded a liability of $9.9 million for its share of the Centennial debt guaranty.

Note 14. Member’s Equity

At December 31, 2006, member’s equity consisted of the capital account of Dan Duncan LLC and accumulated other comprehensive income. Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of Dan Duncan LLC was nominal at December 31, 2006.

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income for the periods indicated.

					Accumulated
		Interest	Foreign	Pension	Other
	Commodity	Rate	Currency	And	Comprehensive
	Financial	Financial	Translation	Postretirement	Income
	Instruments	Instruments	Adjustment	Plans	Balance
Balance, December 31, 2005	$ 11	$ 19,072	$ --	$ --	$ 19,083
Net commodity financial instrument gains during period	8,304	--	--	--	8,304
Amortization of cash flow financing hedges	--	(4,482)	--	--	(4,482)
Change in funded status of pension and postretirement
plans, net of tax	--	--	--	(531)	(531)
Foreign currency translation adjustment	--	--	(807)	--	(807)
Balance, December 31, 2006	$ 8,315	$ 14,590	$ (807)	$ (531)	$ 21,567

Note 15. Related Party Transactions

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and
▪	the Employee Partnerships.

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP. At December 31, 2006, EPCO beneficially owned 75,240,575 (or 84.7%) of Enterprise GP Holdings’ outstanding units. In addition, at December 31, 2006, EPCO beneficially owned 146,768,946 (or 33.9%) of Enterprise Products Partners’ common units, including 13,454,498 common units owned by Enterprise GP Holdings. At December 31, 2006, EPCO beneficially owned 16,691,550 (or 18.2%) of TEPPCO’s common units. In addition, at December 31, 2006, EPCO and its affiliates owned 86.7% of the limited partner interests of Enterprise GP Holdings and 100% of EPE Holdings. Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP. The principal business activity of EPGP is to act as the managing partner of Enterprise Products Partners. The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO. The executive officers and certain of the directors of EPGP, TEPPCO GP, and EPE Holdings are employees of EPCO.

In December 2006, at a special meeting of TEPPCO’s unitholders, its partnership agreement was amended and restated, and its general partner’s maximum percentage interest in its quarterly distributions was reduced from 50% to 25% in exchange for 14,091,275 common units. Certain of the IDRs held by TEPPCO GP were converted into 14,091,275 common units of TEPPCO. Subsequently, DFIGP transferred the 14,091,275 common units of TEPPCO that it received in connection with the conversion of the IDRs to affiliates of EPCO, including 13,386,711 common units transferred to DFI.

In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $101.8 million from Enterprise Products Partners during the year ended December 31, 2006. This amount includes incentive distributions of $86.7 million for the year ended December 31, 2006. Enterprise GP Holdings owns all of the membership interests of EPGP.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $306.5 million in cash distributions from us during the year ended December 31, 2006.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under Enterprise GP Holdings’ credit facility. In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. We lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.

Relationship with Duncan Energy Partners

In September 2006, Duncan Energy Partners, a consolidated subsidiary of Enterprise Products Partners, was formed, to acquire, own, and operate a diversified portfolio of midstream energy assets. On February 5, 2007, this subsidiary completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $291.0 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners. Duncan Energy Partners used $38.5 million of net proceeds from the overallotment to redeem 1,950,000 of the 7,301,571 common units it had originally issued to Enterprise Products Partners, resulting in the final amount of 5,371,571 common units beneficially owned by Enterprise Products Partners. Enterprise Products Partners used the cash it received from Duncan Energy Partners to temporarily reduce amounts outstanding under EPO’s Multi-Year Revolving Credit Facility.

In summary, Enterprise Products Partners contributed 66% of its equity interests in the following subsidiaries to Duncan Energy Partners:

▪

Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a recently formed subsidiary, which owns salt dome storage caverns located in Mont Belvieu, Texas that receive, store and deliver NGLs and certain petrochemical products for industrial customers located along the upper Texas Gulf Coast, which has the largest concentration of petrochemical plants and refineries in the United States;

▪

Acadian Gas, LLC (“Acadian Gas”), which owns an onshore natural gas pipeline system that gathers, transports, stores and markets natural gas in Louisiana. The Acadian Gas system links natural gas supplies from onshore and offshore Gulf of Mexico developments (including offshore pipelines, continental shelf and deepwater production) with local gas distribution companies, electric generation plants and industrial customers, including those in the Baton Rouge-New

Orleans-Mississippi River corridor. A subsidiary of Acadian Gas owns a 49.5% equity interest in Evangeline (see Note 10);

▪	Sabine Propylene Pipeline L.P. (“Sabine Propylene”), which transports polymer-grade propylene between Port Arthur, Texas and a pipeline interconnect located in Cameron Parish, Louisiana;

▪	Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), which transports chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas; and

▪

South Texas NGL Pipelines, LLC (“South Texas NGL”), a recently formed subsidiary, which began transporting NGLs from Corpus Christi, Texas to Mont Belvieu, Texas in January 2007. South Texas NGL owns the DEP South Texas NGL Pipeline System.

In addition to the 34% direct ownership interest Enterprise Products Partners retained in certain subsidiaries of Duncan Energy Partners, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units. EPO directs the business operations of Duncan Energy Partners through its control of the general partner of Duncan Energy Partners.

The formation of Duncan Energy Partners had no effect on Enterprise Products Partners’ financial statements at December 31, 2006. For financial reporting purposes, the balance sheet of Duncan Energy Partners will be consolidated into that of Enterprise Products Partners. Also, due to common control of the entities by Dan L. Duncan, the initial consolidated balance sheet of Duncan Energy Partners will reflect the historical carrying basis of Enterprise Products Partners in each of the subsidiaries contributed to Duncan Energy Partners.

The public owners of Duncan Energy Partners’ common units will be presented as a noncontrolling interest in our consolidated financial statements beginning in February 2007. The public owners of Duncan Energy Partners have no direct equity interests in the common units of Enterprise Products Partners as a result of this transaction. The borrowings of Duncan Energy Partners will be presented as part of our consolidated debt; however, neither Enterprise GP Holdings nor Enterprise Products Partners has any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions:

▪	It utilizes storage services provided by Mont Belvieu Caverns to support its Mont Belvieu fractionation and other businesses;

▪	It buys natural gas from and sells natural gas to Acadian Gas in connection with its normal business activities; and

▪	It is the sole shipper on the DEP South Texas NGL Pipeline System.

Enterprise Products Partners may sell or contribute other assets or equity interests in its subsidiaries to Duncan Energy Partners in the near term and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program. Enterprise Products Partners has no obligation or commitment to enter into such transactions with Duncan Energy Partners.

Omnibus Agreement. In connection with the initial public offering of common units by Duncan Energy Partners, EPO also entered into an Omnibus Agreement with Duncan Energy Partners and certain of its subsidiaries that will govern its relationship with them on the following matters:

▪	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

▪	reimbursement of certain expenditures for South Texas NGL and Mont Belvieu Caverns;

▪

a right of first refusal to EPO on the equity interests in the current and future subsidiaries of Duncan Energy Partners and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

▪

a preemptive right with respect to equity securities issued by certain of Duncan Energy Partners’ subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

Indemnification for Environmental and Related Liabilities. EPO also agreed to indemnify Duncan Energy Partners after the closing of its initial public offering against certain environmental and related liabilities arising out of or associated with the operation of the assets before February 5, 2007. These liabilities include both known and unknown environmental and related liabilities. This indemnification obligation will terminate on February 5, 2010. There is an aggregate cap of $15.0 million on the amount of indemnity coverage. In addition, Duncan Energy Partners is not entitled to indemnification until the aggregate amounts of its claims exceed $250.0 thousand. Liabilities resulting from a change of law after February 5, 2007 are excluded from the environmental indemnity provided by EPO.

EPO will also indemnify Duncan Energy Partners for liabilities related to:

▪	certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to Duncan Energy Partners on February 5, 2007 are located;

▪	failure to obtain certain consents and permits necessary for Duncan Energy Partners to conduct its business that arise within three years after February 5, 2007; and

▪	certain income tax liabilities related to the operation of the assets contributed to Duncan Energy Partners attributable to periods prior to February 5, 2007.

Reimbursement for Certain Expenditures. EPO has agreed to make additional contributions to Duncan Energy Partners as reimbursement for its 66% share of excess construction costs, if any, above (i) the $28.6 million of estimated capital expenditures to complete planned expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional planned brine production capacity and above-ground storage reservoir projects at Mont Belvieu. We estimate the costs to complete the planned expansion of the DEP South Texas NGL Pipeline System (after the closing of the Duncan Energy Partners’ initial public offering) would be approximately $28.6 million, of which Duncan Energy Partners’ 66% share would be approximately $18.9 million. Duncan Energy Partners retained cash from the proceeds of its initial public offering in an amount equal to 66% of these estimated planned expansion costs. EPO will make a capital contribution to South Texas NGL for its 34% share of such planned expansion costs.

Relationship with Employee Partnerships

EPE Unit I. In connection with Enterprise GP Holdings’ initial public offering in August 2005, EPCO formed EPE Unit I to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit I. EPCO serves as the general partner of EPE Unit I. In connection with the closing of Enterprise GP Holdings’ initial public offering, EPCO Holdings, Inc., a wholly owned subsidiary of EPCO, borrowed $51.0 million under its credit facility and contributed the proceeds to its wholly-owned subsidiary, DFI.

Subsequently, DFI contributed the $51.0 million to EPE Unit I as a capital contribution and was issued the Class A limited partner interest in EPE Unit I. EPE Unit I used the contributed funds to purchase 1,821,428 Units directly from Enterprise GP Holdings at the initial public offering price of $28.00 per unit. Certain EPCO employees, including all of EPGP’s then current executive officers other than the Chairman, were issued Class B limited partner interests without any capital contribution and admitted as Class B limited partners of EPE Unit I.

Unless otherwise agreed to by EPCO, DFI and a majority in interest of the Class B limited partners of EPE Unit I, EPE Unit I will terminate at the earlier of five years following the closing of Enterprise GP Holdings’ initial public offering or a change in control of Enterprise GP Holdings or EPE Holdings. EPE Unit I has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cash flow – Each quarter, 100% of the cash distributions received by EPE Unit I from Enterprise GP Holdings will be distributed to the Class A limited partner until DFI has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit I will be distributed to the Class B limited partners. The Class A preferred return equals 1.5625% per quarter, or 6.25% per annum, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals $51 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit I of proceeds from the sale of Enterprise GP Holdings’ Units owned by EPE Unit I (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit I, Units having a fair market value equal to the Class A limited partner capital base will be distributed to DFI, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit I sells any of the 1,821,428 of Enterprise GP Holdings’ Units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit I that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to the fifth anniversary of the closing of Enterprise GP Holdings’ initial public offering, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit I will also lapse upon certain change of control events.

Since Enterprise GP Holdings has an indirect interest in Enterprise Products Partners through its ownership of EPGP, EPE Unit I (including its Class B limited partners) may derive some benefit from Enterprise Products Partners’ results of operations. Accordingly, a portion of the fair value of these equity awards is allocated to Enterprise Products Partners under the EPCO administrative services agreement as a non-cash expense. Enterprise GP Holdings, EPGP, Duncan Energy Partners, DEPGP and Enterprise Products Partners will not reimburse EPCO, EPE Unit I or any of their affiliates or partners, through the administrative services agreement or otherwise, for any expenses related to EPE Unit I, including the contribution of $51 million to EPE Unit I by DFI or the purchase of Enterprise GP Holdings’ Units by EPE Unit I.

For the period that EPE Unit I was in existence during 2005, EPCO accounted for these unit-based awards using the provisions of APB 25. Under APB 25, the intrinsic value of the Class B limited partner interests was accounted for in a manner similar to stock appreciation rights (i.e. variable accounting). Upon our adoption of SFAS 123I, we began recognizing compensation expense based upon the estimated grant date fair value of the Class B partnership equity awards.

EPE Unit II. In December 2006, EPE Unit II was formed to serve as an incentive arrangement for an executive officer of EPGP. This officer, who is not a participant in EPE Unit I, was granted a profits interest in EPE Unit II. EPCO serves as the general partner of EPE Unit II.

DFI contributed $1.5 million to EPE Unit II as a capital contribution and was issued the Class A limited partner interest in EPE Unit II. EPE Unit II used these funds to purchase 40,725 of Enterprise GP Holdings’ Units on the open market at an average price of $36.91 per Unit in December 2006. The officer was issued a Class B limited partner interest in EPE Unit II without any capital contribution. The significant terms of EPE Unit II (e.g. termination provisions, quarterly distributions of cash flow, liquidating distributions, forfeitures, and treatment of sale proceeds) are similar to those for EPE Unit I except that the Class A capital base for DFI is $1.5 million.

See Note 5 for additional information regarding our accounting for unit-based awards.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise GP Holdings and EPE Holdings, Enterprise Products Partners and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.

The significant terms of the ASA are as follows:

▪

EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪

We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO). In addition, we have agreed to pay all sales, use, and excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as named insureds in its overall insurance program with the associated premiums and other costs being allocated to us.

Under the ASA, EPCO subleases to Enterprise Products Partners (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to Enterprise Products Partners its purchase option under such leases (the “retained leases”). EPCO remains liable for the actual cash lease payments associated with these agreements. The full value of EPCO’s payments in connection with the retained leases is recorded by Enterprise Products Partners as a non-cash related party operating lease expense. An offsetting amount is recorded by Enterprise Products Partners as a general contribution by its partners, the majority of which is recorded in minority interest in the preparation of our consolidated financial statements. At December 31, 2006, the retained leases were for a cogeneration unit and approximately 100 railcars. Should we decide to exercise the purchase options associated with the retained leases, $2.3 million would be payable in 2008 and $3.1 million in 2016.

The ASA also addresses potential conflicts that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEPGP; (iii) Enterprise GP Holdings and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates). The administrative services agreement provides, among other things, that:

▪

If a business opportunity to acquire “equity securities” (as defined) is presented to the EPCO Group; Enterprise Products Partners and EPGP; Duncan Energy Partners and DEPGP; or Enterprise GP Holdings and EPE Holdings, then Enterprise GP Holdings will have the first right to pursue such opportunity. The term “equity securities” is defined to include:

▪

general partner interests (or securities which have characteristics similar to general partner interests) and IDRs or similar rights in publicly traded partnerships or interests in persons that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

▪

IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interest in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to desire to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEPGP that Enterprise GP Holdings has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the Audit, Conflicts and Governance (“ACG”) Committee of EPE Holdings. If the purchase price is reasonably likely to be less than such threshold amount, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEPGP, Enterprise Products Partners will have the second right to pursue such acquisition either for it or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. In the event that Enterprise Products Partners affirmatively directs the opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such acquisition. Enterprise Products Partners will be presumed to desire to acquire the equity securities until such time as EPGP advises the EPCO Group and DEPGP that Enterprise Products Partners has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition of the equity securities, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee. In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEPGP, the EPCO Group may pursue the acquisition or offer the opportunity to EPCO Holdings or TEPPCO, TEPPCO GP or their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

▪

If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, EPGP, EPE Holdings or Enterprise GP Holdings, then Enterprise Products Partners will have the first right to pursue such opportunity or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. Enterprise Products Partners will be presumed to desire to pursue the business opportunity until such time as EPGP advises the EPCO Group, EPE Holdings and DEPGP that Enterprise Products Partners has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP. If the purchase price or cost is reasonably likely to be less than such threshold amount, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee. In the event that Enterprise Products Partners affirmatively directs the business opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such business opportunity. In the event that Enterprise Products Partners abandons the business opportunity for itself and for Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEPGP, Enterprise GP Holdings will have the second right to pursue such business opportunity, and will be presumed to desire to do so, until such time as EPE Holdings shall have determined to abandon the pursuit of such opportunity in accordance with the procedures described above, and shall have advised the EPCO Group that we have abandoned the pursuit of such acquisition.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, the EPCO Group may either pursue the business opportunity or offer the business opportunity to a private company affiliate of EPCO or TEPPCO and TEPPCO GP without any further obligation to any other party or offer such opportunity to other affiliates.

None of the EPCO Group, EPGP, Enterprise Product Partners, DEPGP, Duncan Energy Partners, EPE Holdings or Enterprise GP Holdings have any obligation to present business opportunities to TEPPCO or TEPPCO GP. Likewise, TEPPCO and TEPPCO GP have no obligation to present business opportunities to the EPCO Group, EPGP, Enterprise Product Partners, DEPGP, Duncan Energy Partners, EPE Holdings or Enterprise GP Holdings.

Relationships with Unconsolidated Affiliates

Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations. Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.

The following information summarizes significant related party transactions with our current unconsolidated affiliates:

▪	We sell natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility.
▪	We pay Promix for the transportation, storage and fractionation of NGLs. In addition, we sell natural gas to Promix for its plant fuel requirements.
▪	We perform management services for certain of our unconsolidated affiliates.
▪	TE Products has a pipeline capacity lease agreement with Centennial.

Review and Approval of Transactions with Related Parties

Enterprise GP Holdings’ partnership agreement and ACG Committee charter set forth procedures by which related party transactions and conflicts of interest may be approved or resolved by EPE Holdings or the ACG Committee. Under Enterprise GP Holdings’ partnership agreement, unless otherwise expressly provided therein, whenever a potential conflict of interest exists or arises between EPE Holdings or any of its affiliates, on the one hand, and Enterprise GP Holdings or any partner, on the other hand, any resolution or course of action by EPE Holdings or its affiliates in respect of such conflict of interest is permitted and deemed approved by all of Enterprise GP Holdings’ partners, and will not constitute a breach of Enterprise GP Holdings’ partnership agreement or any agreement contemplated by such agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval (defined as the approval of a majority of the members of EPE Holdings’ ACG Committee), (ii) approved by a vote of a majority of Enterprise GP Holdings’ Units (excluding those Units owned by EPE Holdings and its affiliates), (iii) on terms no less favorable to Enterprise GP Holdings than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to Enterprise GP Holdings, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Enterprise GP Holdings).

Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under Enterprise GP Holdings’ partnership agreement to be “fair and reasonable” to any person, the fair and reasonable nature of such transaction, arrangement or resolution is considered in the context of all similar or related transactions.

The Board of Directors of EPE Holdings may, in its discretion, request that its ACG Committee review and approve related party transactions. As stated above, transactions and conflicts of interest between EPE Holdings and its affiliates, on the one hand, and Enterprise Products Partners, TEPPCO and their respective subsidiaries, on the other hand, may also be resolved by Special Approval of the respective ACG Committees of Enterprise Products Partners or TEPPCO in accordance with their partnership agreements and committee charters. The review and approval process of the ACG Committee, including factual matters that may be considered in determining whether a transaction is fair and reasonable, is generally governed by Section 7.9 of Enterprise GP Holdings’ partnership agreement. As discussed below, a transaction that receives the ACG Committee’s approval by a majority of its members (i.e., “Special Approval”) is conclusively deemed not a breach of Enterprise GP Holdings’ partnership agreement or any other duties stated or implied by law or in equity. The processes followed by Enterprise Products Partners’ or TEPPCO’s management in approving or obtaining approval of related party transactions are in accordance with their written management authorization policies, which have been approved by their respective Boards.

In submitting a matter to the ACG Committee, EPE Holdings or its Board may charge the ACG Committee with reviewing the transaction and providing the Board with a recommendation, or EPE Holdings or its Board may delegate to the ACG Committee the power to approve the matter. When so engaged, the charter of the ACG Committee currently provides that, unless the ACG Committee determines otherwise, the ACG Committee shall perform the following functions:

▪

Review a summary of the proposed transaction(s) that outlines (i) its terms and conditions (explicit and implicit), (ii) a brief history of the transaction, and (iii) the impact that the transaction will have on Enterprise GP Holdings’ unitholders and personnel, including earnings per unit and distributable cash flow.

▪	Review due diligence findings by management and make additional due diligence requests, if necessary.

▪	Engage third-party independent advisors, where necessary, to provide committee members with comparable market values, legal advice and similar services directly related to the proposed transaction.

▪	Conduct interviews regarding the proposed transaction with the most knowledgeable company officials to ensure that the ACG Committee members have all relevant facts before rendering their judgment.

In the normal course of business, Enterprise GP Holdings’ management routinely reviews all other related party transactions, including proposed asset purchases and business combinations and purchases and sales of product. As a matter of course, management reviews the terms and conditions of the proposed transactions, performs appropriate levels of due diligence and assesses the impact of the transaction on Enterprise GP Holdings.

The ACG Committee of EPE Holdings does not separately review transactions covered by Enterprise GP Holdings’ administrative services agreement with EPCO, which was previously approved by EPE Holdings’ ACG Committee and/or its Board. The administrative services agreement governs numerous day-to-day transactions between us and EPCO and its other affiliates, including the provision by EPCO of administrative and other services to us and our reimbursement of costs for those services.

Note 16. Income Taxes

Our income taxes relate primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes. In addition, with the enactment of the Texas Margin Tax in 2006, we have become a taxable entity in the state of Texas. Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2006 are as follows:

Deferred Tax Assets:
Net operating loss carryforwards	$ 19,175
Credit carryover	26
Charitable contribution carryover	12
Employee benefit plans	1,990
Deferred revenue	328
Equity investment in partnerships	223
Asset retirement obligation	43
Accruals	709
Total Deferred Tax Assets	22,506
Valuation allowance	(2,994)
Net Deferred Tax Assets	19,512
Deferred Tax Liabilities:
Property, plant and equipment	30,604
Other	78
Total Deferred Tax Liabilities	30,682
Total Net Deferred Tax Assets (Liabilities)	$ (11,170)

Current portion of total net deferred tax assets	$ 698
Long-term portion of total net deferred tax assets (liabilities)	$ (11,868)

We had net operating loss carryforwards of $19.2 million at December 31, 2006. These losses expire in various years between 2007 and 2026 and are subject to limitations on their utilization. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. The valuation allowance was $3.0 million at December 31, 2006, and primarily relates to our net operating loss carryforwards.

On May 18, 2006, the State of Texas enacted House Bill 3 which replaced the existing state franchise tax with a “margin tax”. In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Texas margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, we have accounted for the Texas margin tax as income tax expense in the period of the law’s enactment. During 2006, we recorded a net deferred tax liability of $6.6 million due to the enactment of the Texas margin tax.

The Texas margin tax is effective for returns originally due on or after January 1, 2008. For calendar year end companies, the Texas margin tax would be applied to 2007 activity.

Note 17. Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position, cash flows or results of operations. The following is a discussion of litigation-related risks by business segment.

Enterprise Products Partners matters. On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution acceptable of this civil matter to all parties will be reached in the near future. EPO is seeking defense and indemnity under the pipeline operating agreement between it and Magellan. On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ’s criminal investigation into the ammonia releases. At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. Enterprise Products Partners and Magellan are in the process of estimating the repair and remediation costs associated with this release. Environmental remediation efforts continue in and around the site of the release under the supervision and management of affiliates of Magellan. EPO’s operating agreement with Magellan provides EPO with an indemnity clause for claims arising from such releases. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

A number of lawsuits have been filed by municipalities and other water suppliers against various manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility. It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan. The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. These transactions are alleged to include the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006 and the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.

On July 27, 2004, TEPPCO received notice from the DOJ of its intent to seek a civil penalty against it related to its November 21, 2001, release of approximately 2,575 barrels of jet fuel from TEPPCO’s 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against TEPPCO for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. TEPPCO has agreed with the DOJ to pay a penalty of $2.9 million, along with TEPPCO’s commitment to implement additional spill prevention measures, in August 2007. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position, results of operations or cash flows.

On September 18, 2005, a propane release and fire occurred at TEPPCO’s Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of TEPPCO’s employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, TEPPCO received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position, results of operations or cash flows.

TEPPCO is also in negotiations with the DOT with respect to a notice of probable violation that it received on April 25, 2005, for alleged violations of pipeline safety regulations at its Todhunter facility, with a proposed $0.4 million civil penalty. TEPPCO responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2006. A description of each type of contractual obligation follows.

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
Scheduled maturities of
long-term debt (see Note 19)	$ 7,064,068	$ --	$ 180,000	$ 655,000	$ 569,068	$ 1,850,000	$ 3,810,000
Operating lease obligations	$ 345,383	$ 38,680	$ 31,723	$ 25,230	$ 22,977	$ 22,599	$ 204,174
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$ 920,736	$ 153,316	$ 153,736	$ 153,316	$ 153,316	$ 153,316	$ 153,736
NGLs	$ 2,902,805	$ 959,127	$ 223,570	$ 213,315	$ 213,315	$ 213,315	$ 1,080,163
Petrochemicals	$ 2,656,633	$ 1,110,957	$ 448,334	$ 245,028	$ 220,037	$ 119,397	$ 512,880
Other	$ 94,009	$ 47,663	$ 29,089	$ 14,199	$ 850	$ 686	$ 1,522
Underlying major
volume commitments:
Natural gas (in BBtus)	109,600	18,250	18,300	18,250	18,250	18,250	18,300
NGLs (in MBbls)	68,331	21,957	5,322	5,086	5,086	5,086	25,794
Petrochemicals (in MBbls)	45,535	19,250	7,460	4,289	3,670	2,024	8,842
Service payment commitments	$ 16,118	$ 10,806	$ 3,759	$ 900	$ 93	$ 93	$ 467
Capital expenditure commitments	$ 248,700	$ 248,700	$ --	$ --	$ --	$ --	$ --

Scheduled Maturities of Long-Term Debt. Enterprise GP Holdings, Enterprise Products Partners and TEPPCO have payment obligations under debt agreements. With respect to this category, amounts shown in the preceding table represent scheduled principal payments due in each period as of December 31, 2006. See Note 13 for information regarding our consolidated debt obligations at December 31, 2006. See Note 19 regarding subsequent events that affect Enterprise GP Holdings’ debt obligations.

Operating Lease Obligations. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. With respect to this category, amounts shown in the preceding table represent minimum cash lease payment obligations due in each period as of December 31, 2006 for operating leases with terms in excess of one year.

Our significant lease agreements involve the lease of: (i) underground caverns for the storage of natural gas and NGLs; (ii) office space from a private company affiliate of EPCO; and (iii) land held pursuant to right-of-way agreements. In general, our material lease agreements have initial terms that range from 14 to 20 years and include renewal options that could extend the agreements for up to an additional 20 years. Rental payments under these agreements are generally at fixed rates (as specified in each contract) and may be subject to escalation provisions (e.g. inflation or other market-determined factors). Rental payments made in connection with the lease of underground storage caverns may include contingent rental payments when our storage volumes exceed reserved capacity.

In general, we are required to perform routine maintenance on the underlying leased assets. In addition, certain leases give us the option to make leasehold improvements.

As reflected in the preceding table, operating lease obligations exclude non-cash, related party expense amounts associated with certain equipment leases contributed to Enterprise Products Partners by EPCO in 1998 (the “retained leases”). EPCO remains liable for the cash lease payments associated with these agreements, which it accounts for as operating leases. At December 31, 2006, the retained leases involved a cogeneration unit and approximately 100 railcars. EPCO’s minimum future rental payments under these leases are as follows: $2.1 million for 2007; $2.1 million for 2008; $0.7 million for each of the years 2009 through 2015; and $0.3 million for 2016.

The retained lease agreements include lessee purchase options whereby EPCO could acquire the underlying assets at prices that approximate fair value. EPCO has assigned these purchase options to Enterprise Products Partners. Should Enterprise Products Partners decide to exercise the remaining purchase options, up to an additional $2.3 million would be payable in 2008 and $3.1 million in 2016.

Purchase Obligations. A purchase obligation is an agreement to purchase goods or services that is legally enforceable and binding (unconditional) that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have classified our unconditional purchase obligations into the following categories:

▪

Long and short-term product purchase obligations for NGLs, certain petrochemicals and natural gas from third-party suppliers – The prices we are obligated to pay under these contracts approximate market prices at the time we take delivery of such volumes. With respect to these agreements, amounts shown in the preceding table represent our purchase volume commitments and estimated cash payment obligations due in each period as of December 31, 2006. Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2006 applied to all future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. At December 31, 2006, we do not have any product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

▪

We have long and short-term commitments to pay third-party service providers (e.g. equipment maintenance agreements). Our contractual payment obligations vary by contract. With respect to such contracts, amounts shown in the preceding table represent our estimated cash payment obligations due in each period as of December 31, 2006.

▪

We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates. These commitments represent unconditional payment obligations to vendors for services rendered or products purchased in connection with construction-in-progress. The preceding table presents our share of such commitments for the periods indicated as of December 31, 2006.

Commitment to EPCO under 1998 Plan and 2006 LTIP

In order to fund its obligations under the 1998 Plan (see Note 5), EPCO may purchase common units of Enterprise Products Partners at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise options awarded under the 1998 Plan, Enterprise Products Partners reimburses EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. Such reimbursements totaled $1.8 million during the year ended December 31, 2006.

Enterprise Products Partners was committed to issue 2,416,000 of its common units at December 31, 2006, respectively, if all outstanding options awarded under the 1998 Plan (as of these dates) were exercised. The weighted-average strike price of option awards outstanding at December 31, 2006 was $23.32 per common unit. See Note 5 for additional information regarding unit options issued under the 1998 Plan.

In order to fund its obligations under the 2006 LTIP (see Note 5), EPCO may purchase common units of TEPPCO at fair value either in the open market or directly from TEPPCO. When EPCO employees exercise options awarded under the 2006 LTIP, TEPPCO will reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. There were no options outstanding under the 2006 LTIP at December 31, 2006.

Performance Guaranty – Independence Hub

In December 2004, a subsidiary of Enterprise Products Partners entered into the Independence Hub Agreement with six oil and natural gas producers. Enterprise Products Partners guaranteed to the producers the construction-related performance of its subsidiary up to an amount of $340.8 million. The performance guaranty expired during the second quarter of 2007. In connection with this guaranty, Enterprise Products Partners recorded an intangible asset of $1.2 million, which will be amortized over the 20-year estimated useful life of the platform.

Other Commitments and Claims

Redelivery Commitments. In our normal business activities, we process, store and transport natural gas, NGLs and other hydrocarbon products for third parties. Under terms of the related agreements, we are generally required to redeliver volumes to the owners on demand. We are insured against any physical loss of such volumes due to catastrophic events. At December 31, 2006, Enterprise Products Partners’ redelivery commitments aggregated 8.5 million barrels of NGL and petrochemical products and 12.1 MMBtus of natural gas. TEPPCO’s redelivery commitments at this date aggregated 27.5 million barrels of petroleum products.

Other Claims. As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of December 31, 2006, our contingent claims against such parties were approximately $1.9 million and claims against us were approximately $33.8 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Note 18. Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate within the midstream energy industry, which includes gathering, transporting, processing and storing natural gas, NGLs and crude oil. We also market natural gas, NGLs, crude oil and other hydrocarbon products. As such, our financial condition may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products (e.g., natural gas processing margins are influenced by the ratio of natural gas prices to crude oil prices). The prices of hydrocarbon products are subject to fluctuation in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, processed or stored at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs, LPGs, refined products and crude oil handled by our facilities.

A reduction in demand for natural gas, crude oil, NGL and other hydrocarbon products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using such products, (iii) increased competition from other products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our financial position.

Credit Risk due to Industry Concentrations

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL, crude oil and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Counterparty Risk with respect to Financial Instruments

Where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis. We generally do not require collateral for our financial instrument transactions.

Weather-Related Risks

We participate as named insureds in EPCO’s current insurance program, which provides us with property damage, business interruption and other coverages, which are customary for the nature and scope of our operations. EPCO attempts to place all insurance coverage with carriers having ratings of “A” or higher. However, two carriers associated with the EPCO insurance program were downgraded to BBB+ by Standard & Poor’s during 2006. At present, there is no indication that these carriers would be unable to fulfill any insuring obligation. Furthermore, we currently do not have any claims which might be affected by these carriers. EPCO continues to monitor these situations.

We believe EPCO maintains adequate insurance coverage on our behalf; however, insurance will not cover every type of interruption that might occur. As a result of severe hurricanes such as Katrina and Rita that occurred in 2005, market conditions for obtaining property damage insurance coverage have been difficult. Under EPCO’s renewed insurance programs, coverage is more restrictive, including increased physical damage and business interruption deductibles. For example, our deductible for onshore physical damage increased from $2.5 million to $5.0 million per event and our deductible period for onshore business interruption claims increased from 30 days to 60 days. Additional restrictions will be applied in connection with damage caused by named windstorms.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our financial position.

Certain of Enterprise Products Partners’ key assets are located onshore along the U.S. Gulf Coast and offshore in the Gulf of Mexico. To varying degrees, such locations are vulnerable to weather-related risks such as hurricanes and tropical storms. The following is a general discussion of the status of Enterprise Products Partners’ insurance claims related to recent significant storm events as of March 31, 2007. To the extent our discussion includes any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims. Enterprise Products Partners recorded a $26.2 million receivable for insurance claims related to property damage caused by Hurricane Ivan. During 2006, Enterprise Products Partners received cash reimbursements from insurance carriers totaling $24.1 million related to these property damage claims. Enterprise Products Partners received an additional $1.1 million during the three months ended March 31, 2007 related to such claims. We expect to recover the remaining $1.0 million during the remainder of 2007.

In addition, Enterprise Products Partners has submitted business interruption insurance claims for its estimated losses caused by Hurricane Ivan. During 2006, Enterprise Products Partners received $17.4 million of nonrefundable cash proceeds from such claims.

Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of Enterprise Products Partners’ Gulf Coast assets in August and September of 2005, respectively. The majority of repairs are completed; however, certain minor repairs are ongoing to two offshore pipelines and an onshore gas processing facility.

With respect to these storms, Enterprise Products Partners has $78.2 million of estimated property damage claims outstanding at December 31, 2006. We believe such property damage claims are probable of collection during the period 2007 through 2009. We are aggressively pursuing collection of our remaining property damage and business interruption claims related to Hurricanes Katrina and Rita.

The following table summarizes proceeds Enterprise Products Partners received from business interruption and property damage insurance claims with respect to certain named storms during the year ended December 31, 2006:

Business interruption (“BI”) proceeds:
Hurricane Ivan	$ 17,382
Hurricane Katrina	24,500
Hurricane Rita	22,000
Other	--
Total BI proceeds	63,882
Property damage (“PD”) proceeds:
Hurricane Ivan	24,104
Hurricane Katrina	7,500
Hurricane Rita	3,000
Other	--
Total PD proceeds	34,604
Total	$ 98,486

Note 19. Subsequent Events

Investment in Energy Transfer Equity

On May 7, 2007, Enterprise GP Holdings entered into a securities purchase agreement pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. These partnership and membership interests represent non-controlling interests in each entity.

ETEGP currently owns an approximate 0.3% general partner interest in Energy Transfer Equity, which general partner interest has no associated IDRs in the quarterly cash distributions of Energy Transfer Equity. The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.

The following table summarizes the values recorded by Enterprise GP Holdings in connection with these investments, which are accounted for using the equity method.

Energy Transfer Equity (38,976,090 common units)	$ 1,636,996
ETEGP (approximately 34.9% membership interest)	12,338
Total invested by Enterprise GP Holdings	$ 1,649,334

Energy Transfer Equity is a publicly traded Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in limited partner interests of ETP and membership interests in ETP’s general partner. ETP is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipelines in service, with an additional 500 miles of intrastate pipelines under construction, and 2,400 miles of interstate pipelines. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity owns common units of ETP and the general partner of ETP, which is entitled to 2% of the quarterly cash distributions of ETP as well as the associated ETP IDRs. Currently, the general partner of ETP receives quarterly cash distributions from ETP representing the general partner share and associated ETP IDRs as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by ETP;

▪	15% of quarterly cash distributions from $0.275 per unit up to $0.3175 per unit paid by ETP;

▪	25% of quarterly cash distributions from $0.3175 per unit up to $0.4125 per unit paid by ETP; and

▪	50% of quarterly cash distributions that exceed $0.4125 per unit paid by ETP.

As disclosed in the Form 10-Q of Energy Transfer Equity for the nine months ended May 31, 2007, the unaudited total amount of distributions Energy Transfer Equity received from ETP was $260.0 million, which consisted of $124.6 million from limited partner interests; $9.2 million from general partner interests and $126.2 million from the ETP IDRs. Energy Transfer Equity paid $193.7 million in distributions to its partners during the nine months ended May 31, 2007.

Enterprise GP Holdings’ investments in Energy Transfer Equity and ETEGP exceed its share of the historical cost of the underlying net assets of such entities. At June 30, 2007, Enterprise GP Holdings’

investments in Energy Transfer Equity and ETEGP included preliminary fair value allocations of the $1.66 billion basis differential consisting of $568.7 million attributed to fixed assets, $513.5 million attributable to the ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $287.1 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and ETEGP.

The $513.5 million of excess cost attributed to the ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and ETEGP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and ETEGP, including that portion attributed to the ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.

Since Enterprise GP Holdings does not control Energy Transfer Equity or ETEGP, the equity earnings it records from these entities are based on estimates derived from the SEC filings of Energy Transfer Equity. The fiscal year of Energy Transfer Equity ends August 31; therefore, its quarterly financial reporting timeframes do not coincide with those of Enterprise GP Holdings. As a result, Enterprise GP Holdings estimates its share of equity earnings based on Energy Transfer Equity’s published data. Such estimates may differ from those that Energy Transfer Equity might publish if their fiscal periods coincided with those of Enterprise GP Holdings.

Enterprise GP Holdings’ equity investments in Energy Transfer Equity and ETEGP are a vital component of its business strategy to increase cash distributions to unitholders through accretive acquisitions. Effective with the second quarter of 2007, Enterprise GP Holdings will add a third business segment, Investment in Energy Transfer Equity, to report its earnings from and the business activities of Energy Transfer Equity and ETEGP.

Enterprise GP Holdings Interim Credit Facility

On May 7, 2007, Enterprise GP Holdings executed a $1.9 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with its acquisition of equity interests in Energy Transfer Equity and ETEGP. The EPE Interim Credit Facility, which amended and restated the terms of its then existing credit agreement, provided for a $200.0 million revolving credit facility (the “EPE Bridge Revolving Credit Facility”) and $1.7 billion of term loans. The term loans were segregated into two tranches: a $500.0 million EPE Term Loan (Equity Bridge) and a $1.2 billion EPE Term Loan (Debt Bridge).

On May 7, 2007, Enterprise GP Holdings made initial borrowings of $1.8 billion under this credit facility as follows:

▪	$155.0 million to repay principal outstanding under the EPE Revolver; and

▪

$1.2 billion under the EPE Term Loan (Debt Bridge) and $500.0 million under the EPE Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity.

In July 2007, Enterprise GP Holdings net proceeds from its private placement of Units (see following section) to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest. The remaining balances due under the EPE Bridge Revolving Credit Facility and EPE Term Loan (Debt Bridge) were to mature in May 2008. Amounts repaid under the EPE Term Loan (Equity Bridge) or EPE Term Loan (Debt Bridge) could not be reborrowed.

The EPE Interim Credit Agreement contains customary covenants and events of default. Also, if an event of default occurs and is continuing under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies. Additionally, Enterprise GP Holdings’ obligations under the credit agreement are secured by substantially all of its assets, including the common units of Energy Transfer Equity its owns, but excluding its membership interests in ETEGP.

The EPE Bridge Revolving Credit Facility may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. Variable interest rates charged under the EPE Interim Credit Facility are based on either an alternate base rate or a LIBO rate. The alternate base rate is defined as a rate per annum equal to the greater of (i) the prime rate published by Citibank, N.A. as of the day of borrowing or (ii) the federal funds effective rate in effect on the day of borrowing plus 0.50%.

On August 24, 2007, Enterprise GP Holdings refinanced amounts then outstanding under the EPE Interim Credit Facility. See “Refinancing of Enterprise GP Holdings’ Interim Credit Facility” within this Note 19.

Private Placement of Enterprise GP Holdings’ Units

On July 17, 2007, Enterprise GP Holdings completed a private placement of 20,134,220 Units (unregistered) to third party investors at $37.25 per Unit. The net proceeds of this private placement, after giving effect to placement agent fees, were $740.0 million.  As noted above, the net proceeds were used to repay certain principal amounts outstanding under the EPE Interim Credit Facility and related accrued interest.

Enterprise GP Holdings also entered into a registration rights agreement (the “Registration Rights Agreement”) with purchasers in this private placement of Units. Pursuant to the Registration Rights Agreement, Enterprise GP Holdings  intends to file a registration statement with the U.S. Securities and Exchange Commission within 90 days after the closing date (i.e. October 15, 2007) and to have such registration statement become effective within 150 days of completing the offering (i.e. December 14, 2007, the “Target Effective Date”). Once the registration statement becomes effective, the 20,134,220 Units will be registered for resale. If the registration statement is not declared effective by the SEC by the Target Effective Date, then Enterprise GP Holdings will be liable to each purchaser for liquidated damages (not as a penalty) equal to the following:

▪	For the first 60 days following the Target Effective Date, 0.25% of the product of $37.25 times the number of Units purchased by the purchaser;

▪	For the period 61 to 120 days following the Target Effective Date, 0.50% of the product of $37.25 times the number of Units purchased by the purchaser;

▪	For the period 121 to 180 days following the Target Effective Date, 0.75% of the product of $37.25 times the number of Units purchased by the purchaser; and

▪	For the periods beyond 180 days following the Target Effective Date, 1.0% of the product of $37.25 times the number of Units purchased by the purchaser.

Liquidated damages are payable at the end of each 30-day period following the Target Effective Date. Notwithstanding the above, liquidated damages for any period shall be prorated by multiplying the liquidated damages to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which such liquidated damages are owed, and the denominator of which is 30; and provided further, that the aggregate amount of liquidated damages payable by Enterprise GP Holdings under the Registration Rights Agreement to each purchaser shall not exceed 10.0% of the product of $37.25 times the number of Units acquired by the purchaser.

The Registration Rights Agreement also provides for the payment of liquidated damages in the event Enterprise GP Holdings  suspends the use of the shelf registration statement in excess of permitted periods. In accordance with EITF 00-19-2, “Accounting for Registration Payment Arrangements,” we have not recorded a liability for this obligation because we believe the likelihood of having to make any payments under this arrangement is remote.

Refinancing of Enterprise GP Holdings’ Interim Credit Facility

On August 24, 2007, Enterprise GP Holdings completed the refinancing of amounts then outstanding under the Credit Agreement. The new $1.2 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). The August 2007 Revolver replaces the $200.0 Revolving Credit Facility. Amounts borrowed under the August 2007 Revolver mature in September 2012. Term Loan A and Term Loan A-2 refinanced amounts outstanding under the Term Loan (Debt Bridge). Amounts borrowed under Term Loan A mature in September 2012 and amounts borrowed under Term Loan A-2 mature in May 2008.

Borrowings under the August 2007 Credit Agreement are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

The August 2007 Revolver may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. The August 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.

ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The “Applicable Rate” for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum. The Eurodollar Loans bear interest at a “LIBO rate” (as defined in the August 2007 Credit Agreement) plus the “Applicable Rate”. The “Applicable Rate” for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.

All borrowings outstanding under Term Loan A will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. All borrowings outstanding under Term Loan A-2 will bear interest at the LIBO rate plus 1.75%. Any amount repaid under the Term Loan A and Term Loan A-2 may not be reborrowed.

The August 2007 Credit Agreement contains various covenants related to Enterprise GP Holdings’ ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements. The credit agreement also requires Enterprise GP Holdings to satisfy certain quarterly financial covenants.